An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified.  This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.  We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular

Subject to Completion.  Dated February 18 , 2020

Legion Capital Corporation

(Exact name of issuer as specified in its charter)

Florida

(State or other jurisdiction of incorporation or organization)

www.legioncapital.com

301 E. Pine St.

Suite 850

Orlando, FL 32801

6799	47-3751122
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Maximum offering of $40,000,000 consisting of Series A Corporate Bonds and Series A Redeemable Preferred Stock

Legion Capital Corporation is offering a combined maximum of $40,000,000 of Series A Corporate Bonds (“Bonds”) and Series A Redeemable Preferred Membership Units in Legion Finance (“Redeemable Preferred Stock” or “Shares”) on a “no minimum/best efforts” basis. The offering will continue until the earlier of 12 months from the date this Offering is qualified for sale (which date may be extended for an additional 90 days at our option) or the date when all Bonds and Shares have been sold. The Bonds offered will carry 1 year, 2 year, and 3 year maturities with annual interest rates of 4.50%, 5.75%, and 6.50%, respectively. The purchase price per bond is $1,000, with a minimum purchase amount of $10,000. Interest payments will be payable monthly on the 1st of the month (or the next following business day thereafter in the event such date is not a business day), following the first full month of an accepted subscription. Upon maturity, and subject to the terms and conditions described in this offering circular, the Bonds will be automatically renewed for identical terms unless redeemed upon maturity at our or your election.

These Bonds are secured obligations of Legion Capital Corporation (“Legion, or the Company”), and will be secured by a first lien on a portfolio of real estate mortgage loans (“Loans”) to be made through use of the net proceeds of this offering will be held and managed in a single purpose LLC, Legion Finance, LLC. Legion has established Legion Finance, LLC (“Finance”) for the purpose of originating, holding and managing the Loans, however, Legion Capital is the issuer of the Bonds and of the Shares.

Bondholders will have no right to put (that is, require us to redeem) any Bond prior to its maturity date unless in the case of a holder’s death, bankruptcy or total permanent disability, subject to notice, discounts and other provisions contained in this offering circular. See “Description of Bonds – Redemption Upon Death, Disability or Bankruptcy” and for more information. We do not intend to list our Bonds on any securities exchange during the offering period, and we do not expect a secondary market in the Bonds to develop. As a result, you should not expect to be able to resell your Bonds regardless of how we perform. Accordingly, an investment in our Bonds is not suitable for investors that require liquidity in advance of their Bond’s maturity date.

The Bonds will be offered to prospective investors on a best efforts basis by the Company. “Best efforts” means that we are not required to sell any specific number or dollar amount of Bonds, but will use our best efforts to sell the Bonds. We expect to commence the sale of the Bonds as of the date on which the offering statement is declared qualified by the United States Securities and Exchange Commission, or the “SEC” There is no minimum amount of Bonds that must be sold before we can close this offering and use any proceeds. Because there is no minimum offering amount, funds raised may not be sufficient to complete the plans of the Company as set forth in “Use of Proceeds” in this Offering Circular. See “Plan of Distribution” and “Securities Being Offered” for a description of our capital stock.

These are speculative securities. Investing in our Bonds and Shares involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment.

See “Risk Factors” to read about factors you should consider before buying any of the securities offered hereunder.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth.  Different rules apply to accredited investors and non-natural persons.  Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A.  For general information on investing, we encourage you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular is following the offering circular format described in Part II (a)(1)(ii) of Form 1-A.

Offering Circular dated February 18, 2020

ITEM 2. TABLE OF CONTENTS

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the Bonds and Redeemable Preferred Stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

i

SUMMARY AND RISK FACTORS

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to “the Company,” “we,” “us” and “our” refer to Legion Capital Corporation

OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this offering circular. This summary does not contain all of the information that you should consider before deciding whether to invest in the Bonds or Redeemable Preferred Stock. You should carefully read this entire offering circular, including the information under the heading “Risk Factors” and all information included in this offering circular.

Issuer. Legion Capital Corporation, is an Orlando, FL based holding company that operates in the areas of real estate and commercial lending, management, marketing, and other and related services. As a commercial real estate lender, Legion specializes in the acquisition, processing, underwriting, operational management and servicing of residential and commercial real estate debt instruments. Its senior management team has a combined 75 years of experience in real estate loan transactions, commercial banking, lending and analyses, regulatory compliance and real estate portfolio management. Legion has significant experience in the marketing and origination of project transactions in which to properly and efficiently evaluate suitable loans for our portfolio. Legion Capital operates as a single segment business in multiple industries.

Legion Capital Corporation was originally incorporated as GreenSky Corporation on August 7, 2015 in Delaware and merged with Legion Capital Corporation (the “Company”), a Florida Corporation on January 15, 2016. The Company is a holding company with operating subsidiaries in the areas of commercial lending, real estate and real estate services, management and marketing.

Legion Finance, LLC (“Finance”), is a wholly owned subsidiary of the Company that was formed on December 19, 2019 to originate senior loans collateralized by residential and commercial real estate in the U.S. with a particular focus in the state of Florida. Finance is a single purpose entity and a wholly owned subsidiary of Legion, established for the sole purpose of originating, holding and managing the Loans. Finance will not have any other business purpose or operations other than to originate, hold and manage the Loans. Our business plan is to originate, acquire and manage commercial real estate loans and other commercial real estate-related debt instruments. While adopting a local-first philosophy for real estate lending opportunities, our management team brings over 75 years of combined executive management experience in real estate finance, underwriting, commercial banking, marketing, and strategic advising experience. Our management team intends to actively participate in the servicing and operational oversight of our assets rather than relinquish those responsibilities to a third party.

Our lending objective is to preserve and protect our capital while producing attractive risk-adjusted returns generated from current income on our portfolio.

Our principal executive offices are located at 301 Pine St E, suite 850, Orlando, FL 32801. For more information, please visit www.legioncapital.com. The information on, or otherwise accessible through this website does not constitute a part of this offering circular.

We have elected to delay complying with any new or revised financial accounting standard until the date that a company that is not an issuer (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002 (15 U.S.C. 7201(a)) is required to comply with such new or revised accounting standard, if such standard also applies to companies that are not issuers.

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has irrevocably elected to avail itself of this exemption from new or revised accounting standards, and, therefore, will not be subject to the same new or revised accounting standards as public companies that are not emerging growth companies.

We are an “emerging growth company”, as defined in the JOBS Act, and, for so long as we are an emerging growth company, are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to:

●	Not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	Not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditors’ report providing additional information about the audit and the financial statements;

●	Reduced disclosure obligations regarding executive compensation; and

●	Exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may remain an “emerging growth company” until as late as the fiscal year-end following the fifth anniversary of the completion of our IPO, though we may cease to be an emerging growth company earlier under certain circumstances, including if (a) we have more than $1.07 billion in annual revenue in any fiscal year, (b) the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 or (c) we issue more than $1.0 billion of non-convertible debt over a three-year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

Intellectual Property

We have applied for and received a service mark for our name, Legion and Legion Capital, and an associated logo. We have no other intellectual property.

The Bond Offering

Issuer Legion Capital Corporation, a Florida Corporation

Securities Offered	Up to $40,000,000 aggregate principal amount of the Bonds with 1, 2, and 3 year maturity terms. Sales limited by concurrent sales of Redeemable Preferred Stock in this offering. Maximum offering amount of both securities combined equals $40,000,000. There is no minimum and no maximum for any particular offering or product.

Interest Rate	1 Year: 4.50% per annum 2 Year: 5.75% per annum 3 Year: 6.50% per annum All interest computed on a 360-day year basis

Maturity	You may generally choose maturities for your Bonds of one, two, or three years. Nevertheless, depending on our capital requirements, we may not offer and sell Bonds of all maturities at all times during this offering.

Interest Payments	Interest payments will be payable monthly on the 1st of the month (or the next following business day thereafter in the event such date is not a business day), following the first full month of an accepted subscription. Interest will accrue and be paid on a 360-day year basis.

Offering Price	$1,000 per Bond

Denomination	The minimum purchase amount is $10,000 per Bond term

Ranking	The Bonds will be senior secured obligations and will rank:

●	pari passu with respect to payment on all other senior secured indebtedness from time to time outstanding;

●	senior in right of payment to our future indebtedness, if any, from time to time outstanding that is expressly subordinated to the Bonds;

●	senior to all of our unsecured indebtedness to the extent of the value of the Bonds’ security interest in the collateral owned by us.

Security	These Bonds are secured obligations of Legion Capital Corporation and will be secured by a first lien on all assets of Legion Finance to be created through use of the net proceeds of this offering.

Use of Proceeds	We estimate that the net proceeds we will receive from this Bond offering will be approximately $18,783,333 if the Bonds were sold in equal distributions between 1, 2, and 3 year terms. Actual sales may vary and will increase or decrease net proceeds accordingly based on varied total selling commissions. Net proceeds are estimated after deducting estimated selling commissions and payment of the Management Fee to the Company.

We plan to use substantially all of the net proceeds from this offering to originate and make secured real estate mortgage loans and acquire other senior secured real estate debt investments consistent with our lending strategies. We may also use a portion of the net proceeds to pay fees to the Company or its affiliates, for working capital and for other general corporate purposes. See “Use of Proceeds” for additional information.

Liquidity	This is a Tier 2, Regulation A offering where the offered securities will not be listed on a registered national securities exchange upon qualification. This offering is being conducted pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended. After qualification, we may apply for these qualified securities to be eligible for quotation on an alternative trading system or over the counter market, if we determine that such market is appropriate given the structure of the Bonds and our Company and our business objectives. There is no guarantee that the Bonds will be publicly listed or quoted or that a market will develop for them. Please review carefully “Risk Factors” for more information.

Redemption Upon Death, Disability, or Bankruptcy	Within 60 days of the death, total permanent disability or bankruptcy of a Bondholder who is a natural person, the estate of such Bondholder, such Bondholder, or legal representative of such Bondholder may request that we repurchase, in whole or in part and without penalty, the Bonds held by such Bondholder by delivering to us a written notice requesting such Bonds be redeemed. Any such request shall specify the particular event giving rise to the right of the holder or beneficial holder to have his or her Bonds redeemed. If a Bond held jointly by natural persons who are legally married, then such request may be made by (i) the surviving Bondholder upon the death of the spouse, or (ii) the disabled or bankrupt Bondholder (or a legal representative) upon total permanent disability or bankruptcy of the spouse. In the event a Bond is held together by two or more natural persons that are not legally married, neither of these persons shall have the right to request that the Company repurchase such Bond unless each Bondholder has been affected by such an event.

Upon receipt of redemption request in the event of death, total permanent disability or bankruptcy of a Bondholder, we will designate a date for the redemption of such Bonds, which date shall not be later than the 15th day of the month next following the month in which we receive facts or certifications establishing to the reasonable satisfaction of the Company supporting the right to be redeemed. On the designated date, we will redeem such Bonds at a price per Bond that is equal to all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed plus the then outstanding principal amount of such Bond.

Call and Redemption Prior to Maturity	We may call and redeem the entire outstanding principal balance and accrued but unpaid interest of any or all of the Bonds at any time without penalty or premium. Bondholders will have no right to require us to redeem any Bond prior to maturity unless the request is due to death, bankruptcy or total permanent disability. “Total permanent disability” is defined as the determination by a physician, approved by us, that a holder of a Bond who is a natural person, and who was gainfully employed at the time of issuance of the Bond (or its renewal date), is unable to work on a full-time basis during a period of 24 consecutive months.

In our sole discretion, we may accommodate other requests to redeem any Bond in whole or in part prior to maturity. If we agree to redeem a Bond upon the request of a Bondholder (other than in connection with death, bankruptcy or total permanent disability), we may impose a redemption fee of 6% against the outstanding principal balance of the Bond redeemed, which fee will be subtracted from the amount paid.

Automatic Rollover	The Bonds will all automatically roll over or “renew” for successive periods on the identical terms to the original period, unless we call the Bond or the holder of such Bond(s) provides 60 days written notice to the Company, on forms and in such manner as established by the Company from time to time, of the intent of the holder to have the respective Bond not rollover to a successive period, and instead elects to have the Bond paid at original maturity in accordance with its terms. Such Notice shall be provided by certified or U.S. Mail, and postmarked at least 60 days prior to maturity of the Bond, to:

Legion Capital Corporation

301 E. Pine St. Ste. 850

Orlando, Fl. 32801

Attn: Investor Services

Default	In the event of a default in any obligations under the Bonds, we will have a 60 day cure period within which to cure such default prior to action being taken to enforce the provisions of the Bonds or otherwise against the Company.

Material Tax Considerations	You should consult your tax advisor concerning the U.S. federal income tax consequences of owning the Bonds considering your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction you may be subject to.

Risk Factors	An investment in the Bonds involves certain risks. You should carefully consider the risks above, as well as other risks described under “Risk Factors” in this offering circular before making an investment decision.

The Redeemable Preferred Stock Offering

Issuer	Legion Capital Corporation, a Florida Corporation.

Securities Offered

A maximum of $40,000,000 of Redeemable Preferred Stock in Legion Capital Corporation, limited by concurrent sales of the Bonds, with a total maximum offering amount of both securities combined equals $40,000,000.

Offering Price	$1,000 per share

Denomination	The minimum purchase amount is $10,000 of Redeemable Preferred Stock

Dividends	Holders of Redeemable Preferred Stock are entitled to receive, when and as declared by our Board of Directors out of legally available funds, cumulative cash dividends on each share of Redeemable Preferred Stock at an annual rate of 7.50% of the Stated Value of such share.

Dividend Payments	Dividends are payable in monthly installments on the first day of each month (or the next following business day thereafter in the event such date is not a business day). Dividends on each share of Redeemable Preferred Stock will begin accruing on, and will be cumulative from, the date of issuance and regardless of whether our Board of Directors declares and pays such dividends.

Voting Rights	The Redeemable Preferred Stock has no voting right.

Method of Purchase	We will sell Series A Redeemable Preferred Stock through Depository Trust Company, or “DTC,” settlement. We will also sell Series A Redeemable Preferred Stock through direct settlement with the Company. See “How to Purchase Shares” and “Plan of Distribution” for a description of this settlement method.

Ranking

The Redeemable Preferred Stock ranks senior to the common stock of the Company. The Redeemable Preferred Stock ranks structurally junior to the Corporate Bonds offered within this offering circular and any other senior indebtedness that the Company may issue from time to time.

Stated Value	Each share of Redeemable Preferred Stock will have an initial “Stated Value” of $1,000, subject to appropriate adjustment upon certain events such as recapitalizations, stock dividends, stock splits, stock combinations, and reclassifications, as set forth in the Certificate of Designation for the Redeemable Preferred Stock.

Use of Proceeds	We estimate that the net proceeds we will receive from this Redeemable Preferred Stock offering will be approximately $17,800,000. Net proceeds are estimated after deducting selling commissions and fees payable to our managing broker-dealer and selling group members, and payment of the Asset Management Fee to the Company. There is no aggregate minimum amount of Redeemable Preferred Stock that must be sold before we may access investor funds.

We plan to use substantially all of the net proceeds from this offering to originate and make secured real estate mortgage loans and acquire other senior secured real estate debt investments consistent with our investment strategies. We may also use a portion of the net proceeds to pay fees to our Company or its affiliates, for working capital and for other general working capital purposes. See “Use of Proceeds” for additional information.

Liquidity	This is a Tier 2, Regulation A offering where the offered securities will not be listed on a registered national securities exchange upon qualification. This offering is being conducted pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended. After qualification, we may apply for these qualified securities to be eligible for quotation on an alternative trading system or over the counter market, if we determine that such market is appropriate given the structure of the Redeemable Preferred Stock and our Company and our business objectives. There is no guarantee that the Redeemable Preferred Stock will be publicly listed or quoted or that a market will develop for the shares. Please review carefully “Risk Factors” for more information.

Redemption Upon Death, Disability, or Bankruptcy	Subject to certain restrictions and conditions, we will also redeem shares of Redeemable Preferred Stock of a holder who is a natural person (including an individual beneficial holder who holds our preferred shares through a custodian or nominee, such as a broker-dealer) upon his or her death, total disability or bankruptcy, within 60 days of our receipt of a written request from the holder or the holder’s estate at a redemption price equal to the Stated Value, plus accrued and unpaid dividends thereon. We will not be obligated in all cases to redeem shares of Redeemable Preferred Stock, whether upon a redemption request by a holder, at the option of the Company, or upon the death, total disability or bankruptcy of a holder. In particular, we will not redeem or repurchase any preferred shares if we are restricted by applicable law or our Certificate of Incorporation, as amended, from making such redemption or to the extent any such redemption would cause or constitute a default under any borrowing agreements to which we or any of our subsidiaries are a party or otherwise bound. In addition, we will have no obligation to redeem preferred shares upon a redemption request made by a holder if, in our sole discretion, we do not have sufficient funds available to fund that redemption.

Optional Redemption By The Company	After one year from the date of original issuance of shares of Redeemable Preferred Stock, we will have the right (but not the obligation) to call and redeem, without penalty or premium, such preferred shares at 100% of their stated value, plus any accrued but unpaid dividends thereon.

Redemption Request at the Option of a Holder	A holder of Redeemable Preferred Stock will have the opportunity to request, once per calendar quarter, that we redeem up to 25% of such holder’s Redeemable Preferred Stock originally purchased from us at a redemption price equal to the Stated Value of such redeemed shares, plus any accrued but unpaid dividends thereon, less the applicable redemption fee (if any). As a percentage of the aggregate redemption price of a holder’s shares to be redeemed, the redemption fee shall be:

●	12% if requested and granted during the first 12 months following the original issue of such shares

●	10% if the redemption is requested and granted after the first anniversary and before the second anniversary of the original issuance of such shares.

●	8% if the redemption is requested and granted after the second anniversary and before the third anniversary of the original issuance of such shares.

●	5% if the redemption is requested and granted after the third anniversary and before the fourth anniversary of the original issuance of such shares.

Beginning four years from the date of original issuance of such shares, no redemption fee shall be subtracted from the redemption price.

We will not be obligated in all cases to redeem shares of Redeemable Preferred Stock, whether upon a redemption request by a holder, at the option of the Company, or upon the death, total disability or bankruptcy of a holder. In particular, we will not redeem or repurchase any preferred shares if we are restricted by applicable law or our Certificate of Incorporation, as amended, from making such redemption or to the extent any such redemption would cause or constitute a default under any borrowing agreements to which we or any of our subsidiaries are a party or otherwise bound. In addition, we will have no obligation to redeem preferred shares upon a redemption request made by a holder if, in our sole discretion, we do not have sufficient funds available to fund that redemption.

Profit Participation Payment

Holders of Redeemable Preferred Stock are eligible to receive an annual profit participation payment (“Profit Participation Payment”) in an amount between 0% and 10% of the annually audited net income (“Profit”) of the Company subsidiary Legion Finance, LLC. Holders will have no rights to participate in other profits of Legion Capital Corporation or its affiliates or subsidiaries, only on those profits generated by the particular Loans made by the proceeds of this Offering, specifically held and managed in Legion Finance, LLC. This Profit Participation Payment will be payable annually on or before April 15th only to current Redeemable Preferred Stockholders of record that have owned their Shares for a minimum of 9 months prior to April 15th (“Measuring Period). This profit participation shall be allocated and paid on a pro-rata basis as determined by:

(i) The pro-rata percentage of dollar amount ownership of each individual Holder measured in relation to the total group (based on dollar amount) of Redeemable Preferred Stockholders of record during the Measuring Period; and

(ii) As further pro-rated and measured by the total dollar amount of Redeemable Preferred Stock held during any Measuring Period compared to the percentage dollar amount of bonds held during said Measuring Period.

The Profit Participation Payment will be anywhere from 0% of the Profit if $0 of Redeemable Preferred Stock is owned during the Measuring Period to as much as 10% of the Profit if $40 million of Redeemable Preferred Stock is owned during the Measuring Period, with the actual percentage being tied to the actual dollar amount of Redeemable Preferred Stock held in relation to the actual dollar amount of Bonds held during the Measuring Period.

Material Tax Considerations	You should consult your tax advisor concerning the U.S. federal income tax consequences of owning the Redeemable Preferred Stock considering your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction you may be subject to.

Risk Factors	An investment in the Redeemable Preferred Stock involves certain risks. You should carefully consider the risks above, as well as other risks described under “Risk Factors” in this offering circular before making an investment decision.

Investing in our offering involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the consolidated financial statements and the related notes, before making a decision to buy our securities. If any of the following risks actually occurs, our business could be harmed

RISK FACTORS REGARDING OUR COMPANY AND BUSINESS

Investments in small businesses and start-up companies are often risky.

Small businesses may depend heavily upon a single customer, supplier, or employee whose departure would seriously damage the company’s profitability. The demand for the Company’s product may be seasonal or be impacted by the overall economy, or the company could face other risks that are specific to its industry or type of business. The Company may also have a hard time competing against larger companies who can negotiate for better prices from suppliers, produce goods and services on a large scale more economically, or take advantage of bigger marketing budgets. Furthermore, a small business could face risks from lawsuits, governmental regulations, and other potential impediments to growth.

The Company has limited operating history.

The Company is still in an early phase and is just beginning to implement its business plan. There can be no assurance that it will ever operate profitably. The likelihood of its success should be considered in light of the problems, expenses, difficulties, complications and delays usually encountered by companies in their early stages of development, with low barriers to entry. The Company may not be successful in attaining the objectives necessary for it to overcome these risks and uncertainties.

The Company may need additional capital, which may not be available.

The Company may require funds in excess of its existing cash resources to fund operating deficits, develop new products or services, establish and expand its marketing capabilities, and finance general and administrative activities. Due to market conditions at the time the Company may need additional funding, or due to its financial condition at that time, it is possible that the Company will be unable to obtain additional funding as and when it needs it. If the Company is unable to obtain additional funding, it may not be able to repay debts when they are due and payable. If the Company is able to obtain capital it may be on unfavorable terms or terms which excessively dilute then-existing equity holders. If the Company is unable to obtain additional funding as and when needed, it could be forced to delay its development, marketing and expansion efforts and, if it continues to experience losses, potentially cease operations.

The Company’s management has broad discretion in how the Company use the net proceeds of an offering.

The Company’s management will have considerable discretion over the use of proceeds from their offering. You may not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

The Company may not be able to manage its potential growth.

For the Company to succeed, it needs to experience significant expansion. There can be no assurance that it will achieve this expansion. This expansion, if accomplished, may place a significant strain on the Company’s management, operational and financial resources. To manage any material growth, the Company will be required to implement operational and financial systems, procedures and controls. It also will be required to expand its finance, administrative and operations staff. There can be no assurance that the Company’s current and planned personnel, systems, procedures and controls will be adequate to support its future operations at any increased level. The Company’s failure to manage growth effectively could have a material adverse effect on its business, results of operations and financial condition.

The Company faces significant competition.

The Company faces competition from other companies, some of which might have received more funding than the Company has. One or more of the Company’s competitors could offer services similar to those offered by the Company at significantly lower prices, which would cause downward pressure on the prices the Company would be able to charge for its services. If the Company is not able to charge the prices it anticipates charging for its services, there may be a material adverse effect on the Company’s results of operations and financial condition. In addition, while the Company believes it is well-positioned to be the market leader in its industry, the emergence of one of its existing or future competitors as a market leader may limit the Company’s ability to achieve national brand recognition, which could also have a material adverse effect on the Company’s results of operations and financial condition.

The Company’s growth relies on market acceptance.

While the Company believes that there will be significant customer demand for its products/services, there is no assurance that there will be broad market acceptance of the Company’s offerings. There also may not be broad market acceptance of the Company’s offerings if its competitors offer products/services which are preferred by prospective customers. In such event, there may be a material adverse effect on the Company’s results of operations and financial condition, and the Company may not be able to achieve its goals.

The Company may be unable to repay the debt raised through this offering or redeem the Preferred Shares if an investor desires to be redeemed.

As a new company, with limited track record, the Company may face many challenges in gaining market share and achieving sustainable revenues and profitability as a company. As a result, the Company may be unable to repay the money raised through this debt offering, and that could result in a loss of principal to the noteholders. Additionally, the Company may not have the available cash, if and when needed, to redeem any of the Preferred Shares at such time as an investor or investors may desire or request redemption thereof. In such case, the result would be that investors may have their investment funds tied up longer than desired or expected as there is no market for the resale of such investments, and as a result, investors could suffer significant loss of return on investment or principal.

Our bonds have an automatic rollover provision and such provision is affected by federal securities laws.

The automatic rollover provision of our bonds must comply with federal securities laws. All offers of securities associated with such rollover provisions must registered with the Securities and Exchange Commission or must be made under applicable exemptions from registration under federal law.

The Company’s founders, directors and executive officers own or control a majority of the Company.

Additionally, the holdings of the Company’s directors and executive officers may increase in the future upon vesting or other maturation of exercise rights under any of the options or warrants they may hold or in the future be granted or if they otherwise acquire additional interest in the Company. The interests of such persons may differ from the interests of the Company’s other stockholders, including purchasers of securities in the offering. As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring stockholder approval, irrespective of how the Company’s other stockholders, including purchasers in the offering, may vote, including the following actions:

1.	to elect or defeat the election of the Company’s directors;

2.	to amend or prevent amendment of the Company’s Certificate of Incorporation or By-laws;

3.	to effect or prevent a merger, sale of assets or other corporate transaction; and

4.	to control the outcome of any other matter submitted to the Company’s stockholders for vote.

Such persons’ ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce the Company’s stock price or prevent the Company’s stockholders from realizing a premium over the Company’s stock price.

Our operating results may continue to be adversely affected as a result of unfavorable market, economic, social and political conditions.

An unstable global economic, social and political environment may have a negative impact on demand for our services, our business and our operations, including the U.S. economic environment. The economic, social and political environment has or may negatively impact, among other things:

●	current and future demand for our services;

●	price competition for our products and services;

RISKS RELATED TO REAL ESTATE AND OTHER BUSINESS LOANS AND PROPERTY OWNERSHIP

Real estate valuation is inherently subjective and uncertain.

We are heavily involved in the real estate development and ownership industry. The valuation of real estate and therefore the valuation of any collateral underlying our loans is inherently subjective due to, among other factors, the individual nature of each property, its location, the expected future rental revenues from that particular property and the valuation methodology adopted. In addition, where we invest in loans for renovation or improvement projects, initial valuations will assume completion of the project. As a result, the valuations of the real estate assets against which we will make or acquire loans are subject to a large degree of uncertainty and are made on the basis of assumptions and methodologies that may not prove to be accurate, particularly in periods of volatility, low transaction flow or restricted debt availability in the commercial or residential real estate markets. This is true regardless of whether we internally perform such valuation or hire a third party to do so.

Our loans and investments may be concentrated in terms of geography, asset types, and Teams.

We are not required to observe specific diversification criteria. Therefore, our investments may be concentrated in certain property types that may be subject to higher risk of default or foreclosure or secured by properties concentrated in a limited number of geographic locations.

To the extent that our assets are concentrated in any one region or type of asset, downturns generally relating to such type of asset or region may result in defaults on a number of our investments within a short time period, which could adversely affect our results of operations and financial condition. In addition, because of asset concentrations, even modest changes in the value of the underlying real estate assets could have a significant impact on the value of our investment. As a result of any high levels of concentration, any adverse economic, political or other conditions that disproportionately affects those geographic areas or asset classes could have a magnified adverse effect on our results of operations and financial condition, and the value of our stockholders’ investments could vary more widely than if we invested in a more diverse portfolio of loans.

Insurance on loans and real estate collateral may not cover all losses.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, which may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might result in insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under these circumstances, the insurance proceeds received with respect to a property relating to one of our investments might not be adequate to restore our economic position with respect to our investment. Any uninsured loss could result in the corresponding nonperformance of or loss on our investment related to such property.

The impact of any future terrorist attacks and the availability of affordable terrorism insurance expose us to certain risks.

Terrorist attacks, the anticipation of any such attacks, and the consequences of any military or other response by the U.S. and its allies may have an adverse impact on the U.S. financial markets and the economy in general. We cannot predict the severity of the effect that any such future events would have on the U.S. financial markets, the economy or our business. Any future terrorist attacks could adversely affect the credit quality of some of our loans and investments. Some of our loans and investments will be more susceptible to such adverse effects than others, particularly those secured by properties in major cities or properties that are prominent landmarks or public attractions. We may suffer losses as a result of the adverse impact of any future terrorist attacks and these losses may adversely impact our results of operations.

In addition, the enactment of the Terrorism Risk Insurance Act of 2002, or TRIA, and the subsequent enactment of the Terrorism Risk Insurance Program Reauthorization Act of 2015, which extended TRIA through the end of 2020, requires insurers to make terrorism insurance available under their property and casualty insurance policies and provides federal compensation to insurers for insured losses. However, this legislation does not regulate the pricing of such insurance and there is no assurance that this legislation will be extended beyond 2020. The absence of affordable insurance coverage may adversely affect the general real estate lending market, lending volume and the market’s overall liquidity and may reduce the number of suitable investment opportunities available to us and the pace at which we are able to make investments. If the properties that we invest in are unable to obtain affordable insurance coverage, the value of those investments could decline and in the event of an uninsured loss, we could lose all or a portion of our investment.

We may need to foreclose on certain of the loans we originate or acquire, which could result in losses that harm our results of operations and financial condition.

We may find it necessary or desirable to foreclose on certain of the loans we originate or acquire, and the foreclosure process may be lengthy and expensive. If we foreclose on an asset, we may take title to the property securing that asset, and if we do not or cannot sell the property, we would then come to own and operate it as “real estate owned.” Owning and operating real property involves risks that are different (and in many ways more significant) than the risks faced in owning an asset secured by that property. In addition, we may end up owning a property that we would not otherwise have decided to acquire directly at the price of our original investment or at all, and the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us.

Whether or not we have participated in the negotiation of the terms of any such loans, we cannot assure you as to the adequacy of the protection of the terms of the applicable loan, including the validity or enforceability of the loan and the maintenance of the anticipated priority and perfection of the applicable security interests. Furthermore, claims may be asserted by lenders or borrowers that might interfere with enforcement of our rights. Borrowers may resist foreclosure actions by asserting numerous claims, counterclaims and defenses against us, including, without limitation, lender liability claims and defenses, even when the assertions may have no basis in fact, in an effort to prolong the foreclosure action and seek to force the lender into a modification of the loan or a favorable buy-out of the borrower’s position in the loan. In some states, foreclosure actions can take several years or more to litigate. At any time prior to or during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure actions and further delaying the foreclosure process and could potentially result in a reduction or discharge of a borrower’s debt. Foreclosure may create a negative public perception of the related property, resulting in a diminution of its value. Even if we are successful in foreclosing on a loan, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us. Furthermore, any costs or delays involved in the foreclosure of the loan or a liquidation of the underlying property will further reduce the net sale proceeds and, therefore, increase any such losses to us.

The properties underlying our loans and investments may be subject to unknown liabilities, including environmental liabilities, that could affect the value of these properties and as a result, our investments.

Collateral properties underlying our investments may be subject to unknown or unquantifiable liabilities that may adversely affect the value of our investments. Such defects or deficiencies may include title defects, title disputes, liens, servitudes or other encumbrances on the mortgaged properties. The discovery of such unknown defects, deficiencies and liabilities could affect the ability of our borrowers to make payments to us or could affect our ability to foreclose and sell the underlying properties, which could adversely affect our results of operations and financial condition.

Furthermore, to the extent we foreclose on properties with respect to which we have extended loans, we may be subject to environmental liabilities arising from such foreclosed properties. Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances.

If we foreclose on any properties underlying our investments, the presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs, therefore the discovery of material environmental liabilities attached to such properties could adversely affect our results of operations and financial condition.

We may be subject to lender liability claims, and if we are held liable under such claims, we could be subject to losses.

In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or stockholders. We cannot assure prospective investors that such claims will not arise or that we will not be subject to significant liability if a claim of this type did arise.

Investments in non-conforming and non-investment grade rated loans involve increased risk of loss.

Many of our loans and investments may not conform to conventional loan standards applied by traditional lenders and either will not be rated (as is typically the case for private loans) or will be rated as non-investment grade by the rating agencies. Private loans often are not rated by credit rating agencies. Non-investment grade ratings typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the underlying properties’ cash flow or other factors. As a result, these investments should be expected to have a higher risk of default and loss than investment-grade rated assets. Any loss we incur may be significant and may adversely affect our results of operations and financial condition. There are no limits on the percentage of unrated or non-investment grade rated assets we may hold in our investment portfolio.

Other risks related to our Loans are set forth below:

Appraisals. In many cases, prior to initiating a Mortgage, the Fund will perform or require an appraisal of the subject property securing the Mortgage on an “as improved basis” to account for the anticipated increase in value from the Borrower’s proposed improvement program (or if no such program is contemplated, then on an “existing as-built basis”). Any real estate appraisal is, at best, a reasoned guess as to the market value of the subject real property as of the date of the appraisal and/or as of the date of the anticipated improvements. There is always a risk that scheduled improvements will not be completed, or that if cost overruns occur that completion will be at a greater cost and possibly subject to lien rights in favor of the persons performing such services, which could be superior to the ’s Mortgage rights. Property values fluctuate based upon a variety of economic factors and market conditions. Accordingly, the Company will operate absent any assurance that the estimated values shown within the appraisals upon which it is relying are accurate, or that they will remain accurate over the term of the Mortgage. The Company may, in certain circumstances, elect to forego the conducting of an appraisal which may provide less comfort than if an appraisal is in place.

Loan to Value. The Company has a guideline to not advance in excess of 60% of loan to orderly liquidation value of the Collateral. While this is a guideline, it is not a hard and fast rule and the Company may elect to make advances in excess of this amount in its sole discretion based upon the facts and circumstances related to a proposed loan. As a general rule, the greater the amount of monies advanced relative to the underlying value of a property, the greater the risk of loss should there be a need to liquidate the asset to satisfy the obligation. In addition, as this guideline is a based upon as rehabilitated value, the actual underlying value of a Collateral at the time of closing of a Loan may be less than 60% of the Loan, and the enhancement of value is at risk based upon the ability of the owner of the Property to rehabilitate or construct the Property on budget, on time and in accordance with the plans and specifications of the improvement. This increases the risk of loss if the improvement is not affected in a timely manner, within budget and to specifications.

Balloon Payments. Most, if not all, of the Mortgages the Company initiates will contain provisions that require the Borrower to pay a “balloon” payment on a certain date. A balloon payment is a scheduled loan installment that more commonly represents the full amount of the outstanding debt owed at that time. In the event a Borrower misses a balloon payment, is unable to procure a refinance and is additionally unable to sell the Property in a timely fashion, the Company must either exceed the term of the Mortgage or foreclose on the Property. Given the current limited availability of financing in the market, typical sources of commercial financing are not as readily available as they were prior to 2008. Accordingly, Borrowers may not be able to sell or refinance properties which may prolong the commitment of the Company to a Mortgage and ultimately jeopardize the Investors’ capital and/or returns. In addition, as certain of the Properties may not be leased (for example, development properties or residences that are vacant during the improvement period), the Company may be forced to continue to financing holding costs until the Properties can be disposed.

Borrower Bankruptcy. In the event a petition under the Bankruptcy Code is filed by or against a Borrower who is indebted to the Company, the Company will be prohibited from taking any action to collect or foreclose on its collateral until authorized to do so by the applicable bankruptcy court. Even though, as secured creditors, the Company will be entitled to seek, and may be awarded, relief from such a stay, there can be no assurances that such a relief will be obtained or that there will not be a substantial delay in obtaining relief from the automatic stay. In any event, the inability of the Company to foreclose promptly upon collateral held by the Company may have a material adverse effect on the Company, more specifically, on the Investors’ capital accounts and ultimate returns.

Concentration of Credit Risk. The Company may initiate multiple loans with common or affiliated Borrowers subject to the lending guidelines outlined in this document. In this event, these could be increased risk to the Company and the Investors’ capital I the event of Borrower insolvency.

Risk of Second Mortgage Loans. Although the Company anticipates that most of its Mortgage Loans will be first mortgage loans, it is authorized to make second mortgage loans as well based upon circumstances the Company deems appropriate, and second mortgage loans advances may exceed the amount advanced and secured by first mortgage loans. There is much greater risk to second mortgage loans than first mortgage loans, inasmuch as if there is a default under the first mortgage loan, should the senior lender initiate foreclosure proceedings, in order to avoid loss of its secured loan position, the second mortgage lender may be forced to pay off the first mortgage loan in full. The value of the Property may be less than the first mortgage loan (as may be evidenced by circumstances triggering the default on the senior mortgage), which could result in loss not only of the equity of the Company in a second mortgage loan, but also possible loss of any monies it may pay to pay off the first mortgage loan. Even in the event that there is sufficient equity in a Property to exceed a first mortgage loan, the Company may lack the cash necessary to preserve its equity in its second mortgage position, or there may be insufficient liquidity generally in the marketplace to permit a sale of the Property in a manner which would enable the Company to recoup its investment in a second mortgage loan.

Commercial Borrower Default. The timely repayment of commercial mortgage loans is typically dependent upon the successful operation of the Borrower’s business other than on the liquidation value of the underlying real property. However, the Company’s underwriting criteria for initiating Mortgages secured by real estate used for commercial purposes (examples would include nursing homes, restaurants and convenience stores) will typically consider the liquidation value of the underlying real property collateral, absent the existing business as a going concern.

Delays in Effecting Development and Improvement of Properties could Adversely Impact Investor Returns. The business plan of the Company assumes rapid deployment by Borrowers of available funds following acceptance from subscribers as well as following sale of Properties (through reinvestment in new Mortgage Loans secured by Properties). Failure to timely locate suitable Mortgage Loans for investment or delays in closing on such opportunities will adversely impact operations of the Company. In addition, the cycle from acquisition through disposition is contingent in large part upon rapid refurbishment of the Properties to sale ready condition by Borrowers. Delays in refurbishment timing due to unavailability of contractors and/or scope of refurbishment being greater than budgeted, could adversely impact velocity of sale of Properties and returns to the Company.

The Company will incur Obligations to the Company and Others which must be Paid Irrespective of the Success of the Mortgage Loans. The Company will incur obligations in connection with the funding of Mortgage Loans, the improvement and refurbishment process and the administration of the Mortgages, which will be payable irrespective of whether the Properties can be acquired, refurbished and sold at a profit. This could result in losses being incurred by the Company although the Company and its affiliates are being compensated.

Investment in Properties may be Adversely Affected by Legislative, Regulatory, Administrative, and Enforcement Action at the Local, State and National Levels. The Borrowers’ cost of operation of real estate investments may be adversely affected by legislative, regulatory, administrative and enforcement action at the local, state and national levels in the areas, among others, of housing and environmental controls. In addition to possible increasingly restrictive zoning regulations and related land use controls, such restrictions may relate to air and water quality standards, noise pollution, and indirect environmental impacts, such as increased motor vehicle activity. There can be no assurances that the prior or subsequent use of the Properties will not create environmental problems. Various federal, state and local laws impose liability for releases of hazardous substances into the environment. Examples of hazardous substances include asbestos, solvents, petroleum, polychlorinated biphenyls (PCBs) and pesticides. Releases may occur due to leaks, spills, emissions, escapes and groundwater injection. Liability under the various environmental laws generally is strict, joint and several between all persons responsible for any part of a release, including the property owner, who could be held responsible for a hazardous substance even after it is removed from his property. Under such environmental laws, current or former owners of real estate which can include the Company, should it foreclose on any Properties, as well as certain other categories of parties, may also be required to investigate and clean up hazardous or toxic substances and may be held liable to a governmental entity or to third-parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. Accordingly, the Borrowers (or the Company should it acquire fee title to a Property) could incur liability under the various environmental laws if a release has occurred or were to occur on Properties and such liability could be significant. In addition, a release of hazardous substances at any of the Properties could adversely affect its value and marketability. There can be no assurance that the Borrowers (or the Company should it acquire fee title to a Property) will have the funds necessary to effect any required environmental remediation or to pay any liability related to a violation of any environmental laws, both of which could have a material adverse effect on the financial condition of the Company. Environmental regulations may also have an adverse impact on the availability and price of certain raw materials, such as lumber.

Delays in Obtaining Necessary Permits or Favorable Building Code Inspections may Delay Development or Improvement and Impact the Properties and the Mortgages. Delays in obtaining, or the inability to obtain, permits or favorable building code inspections necessary under applicable federal, state, or local laws may delay the purchase, improvement, or resales of Properties or prevent their purchase, acquisition or disposition, thereby affecting proceeds to be received from the Company on the Mortgages.

Construction and Rehabilitation Loans. Construction and improvement loans are inherently more risky that loans on existing structures and land. Invariably construction and improvement budgets are either unrealistic or unforeseen variables arise prolonging the development and increasing the costs. While funding may implement procedures to manage construction funding loans, there can be no certainty that the Company will not suffer losses on construction loans. In addition, if a builder fails to complete a project, the Company may use its contracts and expertise to complete the project, which will likely result in a substantial increase in costs in excess of the original budget and delays in completion of project. In the event the Company suffers substantial Borrower defaults, or is unable to obtain new funds from Investors, the Company may be unable to fund a performing Construction Loan. In this case, a Borrower may have a claim against the Company for breach of loan agreement.

Environmental Concerns. The real property securing Mortgages initiated by the Company may be subject to the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or other federal, state or local regulations pertaining to the management and disposal of hazardous substances. Pursuant to these regulations, a contamination can give rise to a lien against the subject real property for the purposes of assuring payment of the cost of clean-up. In some states, such liens have priority over existing mortgages. Consequently, in the event the Company initiates a Mortgage secured by a contaminated property, or in the event the Borrower contaminates the property, this could indirectly result in liability to the Company for the cost of the clean-up. The Company will be relying upon contractual representations from the Borrower as to environmental conditions, but is not expected to have independent environmental assessments made on the Properties, which could result in risk to the Company to the effect such representations prove inaccurate and/or the Borrower is unable to cost effectively remediate the applicable environmental condition.

Geographic Concentration. The Company expects to concentrate its investments in Mortgages secured by real property situated in Florida and the southeast. Real estate markets and values in these states may be subject to risks uniquely characteristic of each local economy. Consequently, dramatic recessionary influences affecting these local economies could adversely affect Borrower incomes and/or real property values, potentially encumbering the Company’s ability to collect on the Mortgages it owns in that area. Furthermore, a widespread natural disaster (such as an earthquake, flood, or volcanic eruption) could simultaneously damage the real properties securing the various Mortgages the Company owns in that area, potentially encumbering the Company’s ability to collect on its Mortgages.

Governmental Regulation. Decisions of federal, state and local authorities may affect the value of the real properties serving as security for Mortgages initiated (examples of such decisions would include zoning changes, moratoriums, condemnations for public roadways, changes in municipal boundaries, or changes in land use plans).

Higher Than Normal Risk of Borrower Default. Borrowers and purchasers who are obligated under the types of Mortgages the Company initiates are sometimes persons who do not qualify for conventional bank financing or who would generally be regarded to be higher risk Borrowers. Consequently, conventional mortgage banking philosophy dictates that these Borrowers are more likely to default on the repayment of their obligations. In the current economic and lending market, if a Borrower defaults it will likely take longer for the Company to find a buyer of a foreclosed property due to the decline in the number of lenders willing to make real estate loans and the increased eligibility standards for borrowers. This in turn would have an impact on Investor returns.

Insurance and Casualty Loss. It is the policy of the Company to require fire and/or casualty insurance on property improvements that would be sufficient, together with the value of the underlying land, to pay off all obligations, including the subject Mortgage. There are certain disasters, however, for which no insurance is available or for which insurance may be deemed to be too expensive (examples would include flood and earthquake insurance). Furthermore, the Company has no control over the Borrower’s actions or the state of the property that might reduce available coverage, call for economically prohibitive premiums, or otherwise render the subject real property uninsurable. In addition, should insurance coverage lapse due to premiums not paid by the Borrower, or should a policy be cancelled for other reasons, the Company may not be protected unless substitute or new insurance is in force. In this event, the Company may be required to pay the premiums to maintain such insurance. This could in turn have a negative impact on Investor returns.

Limited or Inaccurate Borrower Information. There can be no assurance that the information provided to the Company will contain all relevant facts about a Borrower or that the information will be accurate. Although it will be the Company’s policy to independently obtain a credit report and certain other relevant information relating to each Borrower, the Company will not always be able to obtain accurate credit information or to independently verify the information supplied to it by third party providers.

Non-Judicial Foreclosures. In the event of a default, the Company will generally file non-judicial foreclosure proceedings against the Borrower(s). Non-judicial foreclosure proceedings, which are substantially more expeditious than judicial proceedings, generally prohibit the Company from obtaining a deficiency judgment against the Borrower(s), in the event the net proceeds from the sale of the subject real property securing the defaulted Mortgage is less than the full amount owed to the Company.

Property Taxes and Other Governmental Assessments. Mortgages secured by real property are subject and subordinate to liens for unpaid real property taxes and, in some cases, to levies from local improvement districts (examples would include assessments for local road improvements or for the construction of local sewer facilities). Consequently, the Company may be liable for unpaid property taxes and governmental assessments in the event of a default. This in turn could have a negative impact on Investor returns.

Reduced Underwriting Standards. The Company has less stringent underwriting standards as compared to those of the Federal National Mortgage Association (“FNMA”) or the Federal Home Loan Mortgage Corporation (“FHLMC”) with respect to newly originated single-family loans and those of institutional lenders with respect to newly originated commercial mortgage loans. Therefore, necessarily the risk of default on loans made by the Company could be meaningfully higher than those acceptable per FNMA and FHLMC underwriting standards.

Value of Security Dependent upon Property Value. There is no guarantee that the Company will recover the full amount owed to the Company on each and every Mortgage (including accrued interest, late charges, etc.). In the event of a default, even though the Company may have received an accurate appraisal of the subject real property as of the date of the Company’s initiation of the subject Mortgage, events subsequent to the date of the appraisal could have an adverse effect on the value of the subject real property (examples would include a general downward fluctuation in local property values, neighborhood degradation, highway relocations, the Borrower’s failure to properly or adequately maintain the subject real property, and damage due to uninsured disasters and losses). In the case that the Company is unable to recover the full amount owed by the Borrower, Investor capital and return could be materially affected.

Borrower Concentration. The Company may limit its lending activity to a very small number of Borrowers, which will subject to the Company to significant risk in the event of financial distress of the Borrower(s).

Interest Ceilings Under Usury Statutes. The amount of interest which may be charged by the Company on its Mortgage Loans is limited by state usury laws. Such laws impose penalties on the making of usurious loans, including restitution of excess interest and unenforceability of the debt obligation. While the Company does not intend to make Mortgage Loans at usurious interest rates, there are uncertainties in determining the legality of interest rates since the interest rate being charged may be increased as a result of imposition of terms requiring payment of interest on accrued interest and this could significantly adversely impact ultimate returns to the Company.

ADDITIONAL RISK FACTORS REGARDING OUR BUSINESS:

We must manage our portfolio so that we do not become an investment company that is subject to regulation under the Investment Company Act.

We conduct our operations so that we avail ourselves of the statutory exclusion provided in Section 3(c)(5)(C) for companies engaged primarily in investment in mortgages and other liens on or interests in real estate. In order to qualify for this exclusion, we must maintain, on the basis of positions taken by the SEC’s Division of Investment Management, or the “Division,” in interpretive and no-action letters, a minimum of 55% of the value of our total assets in mortgage loans and other related assets that are considered “mortgages and other liens on and interests in real estate,” which we refer to as “Qualifying Interests,” and a minimum of 80% in Qualifying Interests and real estate-related assets. In the absence of SEC or Division guidance that supports the treatment of other investments as Qualifying Interests, we will treat those other investments appropriately as real estate-related assets or miscellaneous assets depending on the circumstances.

In August 2011, the SEC staff commenced an advance notice rulemaking initiative, indicating that it is reconsidering its interpretive policy under Section 3(c)(5)(C) and whether to advance rulemaking to define the basis for the exclusion. We cannot predict the outcome of this reconsideration or potential rulemaking initiative and its impact on our ability to rely on the exclusion. To the extent that the SEC or its staff provides more specific guidance regarding any of the matters bearing upon the requirements of Section 3(c)(5)(C) of the Investment Company Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC or its staff could further inhibit our ability to pursue the strategies we have chosen.

Because registration as an investment company would significantly affect our ability to engage in certain transactions or be structured in the manner we currently are, we intend to conduct our business so that we will continue to satisfy the requirements to avoid regulation as an investment company. If we do not meet these requirements, we could be forced to alter our investment portfolio by selling or otherwise disposing of a substantial portion of the assets that do not satisfy the applicable requirements or by acquiring a significant position in assets that are Qualifying Interests. Any such investments may not represent an optimum use of capital when compared to the available investments we and our subsidiaries target pursuant to our investment strategy and present additional risks to us. We continue to analyze our investments and may make certain investments when and if required for compliance purposes. Altering our portfolio in this manner may have an adverse effect on our investments if we are forced to dispose of or acquired assets in an unfavorable market.

If it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties, that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company. In order to comply with provisions that allow us to avoid the consequences of registration under the Investment Company Act, we may need to forego otherwise attractive opportunities and limit the manner in which we conduct our operations. Therefore, compliance with the requirements of the Investment Company Act may hinder our ability to operate solely on the basis of maximizing profits.

Rapid changes in the values of our other real estate-related investments may make it more difficult for us to maintain our exclusion from regulation under the Investment Company Act.

If the market value or income potential of real estate-related investments declines, we may need to alter the mix of our portfolio of assets in order to maintain our exclusion from the Investment Company Act regulation. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-qualifying assets that we may own. We may have to make investment decisions that we otherwise would not make absent the Investment Company Act considerations.

Our business depends heavily on our officers and directors.

Our future ability to execute our business plan depends upon the continued service of our CEO Jim Byrd, our President Paul Carrazzone and our CMO Shane Hackett. If we lost the services of one or more of our key personnel, or if one or more of our executive officers or employees joined a competitor or otherwise competed with us, our business may be adversely affected. We cannot assure that we will be able to retain or replace our key personnel.

If we are unable to retain the members of our management team or attract and retain qualified management team members in the future, our business and growth could suffer.

Our success and future growth depend, to a significant degree, on the continued contributions of the members of our management team. Each member of our management team is an at-will employee and may voluntarily terminate his or her employment with us at any time with minimal notice. We also may need to hire additional management team members to adequately manage our growing business. We may not be able to retain or identify and attract additional qualified management team members. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. If we lose the services of any member of our management team or if we are unable to attract and retain additional qualified senior management teams, our business and growth could suffer.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular.  In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

●	our business’ strategies and investment policies;

●	our business’ financing plans and the availability of capital;

●	potential growth opportunities available to our business;

●	the risks associated with potential acquisitions by us;

●	the recruitment and retention of our officers and employees;

●	our expected levels of compensation;

●	the effects of competition on our business; and

●	the impact of future legislation and regulatory changes on our business.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular.

DILUTION

There is no dilution to our common stock shareholders under this Offering as no common equity is being offered.

PLAN OF DISTRIBUTION

The Offering will be sold by our officers and directors, unless the Company engages placement agents to sell this Offering. At present, the Company has no agreements with any placement agents, but may engage such placement agents in the future. If a placement agent is engaged, it is estimated the Company may incur commissions up to 8% for the sale of the Bonds and Shares, plus other direct selling expenses. In the event the Company engages a placement agent, we will file a supplement to this offering statement disclosing the terms and details thereof.

This is a self-underwritten offering. This Offering Circular is part of an exemption under Regulation A that permits our officers and directors to sell the Bonds and Shares directly to the public in those jurisdictions where the Offering Circular is approved, with no commission or other remuneration payable for any Bonds or Shares sold. There are no plans or arrangements to enter into any contracts or agreements to sell the Bonds with a broker or dealer, however, the Company may enter into a selling agreement with one or more broker dealers in the future. We have no exclusive agreements with any third party to sell our securities, and after the qualification by the Commission and acceptance by those states where the offering will occur, the Officer and Directors intend to advertise through personal contacts, telephone, and hold investment meetings in those approved jurisdictions only. We also intend to use any legally approved and available mass-advertising methods such as the Internet or print media. Officers and Directors will also distribute the prospectus to potential investors at meetings, to their business associates and to his friends and relatives who are interested the Company as a possible investment, so long as they offering is an accordance with the rules and regulations governing the offering of securities in the jurisdictions where the Offering Circular has been approved. In offering the securities on our behalf, the Officers and Directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Who May Invest

As a Tier II, Regulation A offering, investors must comply with the 10% limitation to investment in the offering, as prescribed in Rule 251. Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, Net Worth is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the donor or grantor is the fiduciary and the fiduciary directly or indirectly provides funds for the purchase of the Bonds.

The only investor in this offering exempt from this limitation is an accredited investor, an “Accredited Investor,” as defined under Rule 501 of Regulation D. If you meet one of the following tests you qualify as an Accredited Investor:

(i) You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii) You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase the Bonds (please see below on how to calculate your net worth);

(iii) You are an executive officer or general partner of the issuer or a management team or executive officer of the general partner of the issuer;

(iv) You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Bonds, with total assets in excess of $5,000,000;

(v) You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, as amended, the Investment Company Act, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi) You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii) You are a trust with total assets in excess of $5,000,000, your purchase of the Bonds is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Bonds; or

(viii) You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $18,783,333 from Bond sales and $17,800,000 from Redeemable Preferred Stock sales after deducting estimated selling commissions and the Asset Management fee to Legion Capital Corporation. The estimated net proceeds from Bond sales represents the average selling commissions based on an equal distribution of bond sales between 1, 2, and 3 year bond terms. Actual sales may vary and will increase or decrease the total selling commissions and net proceeds accordingly.

We plan to use substantially all of the net proceeds from this offering to originate, acquire, and manage senior loans in the residential and commercial real estate marketplace. We may also use a portion of the net proceeds to pay fees the Company or its affiliates, for working capital and for other general corporate purposes, as described in more detail below. Our actual use of offering proceeds will depend upon market conditions, among other considerations.

We originate senior loans collateralized by residential and commercial real estate in the U.S. with a particular focus in the state of Florida. We also may originate or acquire other real estate and real estate-related debt assets. The allocation of our capital among our target assets will depend on prevailing market conditions and may change over time in response to different prevailing market conditions, including with respect to interest rates and general economic and credit market conditions. In addition, we also may use the net proceeds from this offering to invest in assets other than our target assets, subject to our exclusion from regulation under the Investment Company Act. Until appropriate investments can be identified, we may invest the net proceeds from this offering in money market funds, bank accounts, overnight repurchase agreements with primary federal reserve bank dealers collateralized by direct U.S. government obligations and other instruments or investments reasonably determined by us that are consistent with our exclusion from regulation under the Investment Company Act. These investments are expected to provide a lower net return than we seek to achieve from our target assets.

The Bond Offering

We are offering Series A Corporate Bonds (“Bonds”) to the public at a price of $1,000 per Bond. Our management team has arbitrarily determined the selling price of the Bonds and such price bears no relationship to our book or asset values, or to any other established criteria for valuing issued or outstanding Bonds.

The Bonds are being offered at the following terms and annual interest rates with interest payments made on a monthly basis:

Bond Term	Annual Interest Rate
1 Year	4.50%
2 Year	5.75%
3 Year	6.50%

An investor can purchase a Bond under any of the above 3 options or can split the investment into one or more options at his or her choosing. Each Bond term requires a minimum investment of $10,000. The maturity dates of each Bond sold will be the last day of the month in which the subscription was accepted corresponding with the Bond term in years.

By way of example, if any investor purchases $10,000 of a 1 year Bond and $10,000 of a 3 year Bond on January 15, 2020, the investor would receive monthly payments of interest only at 4.50% per annum on the 1 year Bond and 6.50% per annum on the 3 year Bond, and $10,000 of principal would be due in full on January 31, 2021 and $10,000 would be due on January 31, 2023. All monthly payments will be made on the 1st day of every month, in arrears, with partial payment made for the first month if the investment is made on any day other than the 1st day of the month.

Legion will not use the proceeds of this offering to fund any other part of its business or for any purposes other than to make commercial loans through its subsidiary, Legion Finance. Legion will not commingle, transfer or make use of any of the funds for any other purpose, with the exception that Legion will be paid a management fee (“Management Fee”) of 1.50% of the principal balance of all capital in place in Legion Finance from time to time (capital raised less any amounts repaid or redeemed), paid on a monthly basis in arrears based on the capital balance in existence at the close of each month. The 1.50% Management Fee for the first year will be deducted from the proceeds of this Offering.

The Company will manage Legion Finance, LLC under a separate profit and loss statement and balance sheet and will audit Legion Finance, LLC, along with the Company on a consolidated basis on an annual basis.

The Management Fee will be automatically deferred, and not collected by Legion, during: (i) any period of uncured default in the Bonds; and/or (ii) any period of time during which distributions or dividends to holders of Redeemable Preferred Stock are deferred or not paid.

The Company believes it has an opportunity to evaluate a continuing pipeline of new mortgage loans (“Loans”) and intends to use all net proceeds from the sale of the Bonds hereunder to fund new Loans. All new Loans funded through this Bond offering will be aggregated into the Pool, and the Pool of said Loans will be pledged to secure repayment of the holders of the Bonds hereunder. As Loans are repaid, or properties are sold or disposed of, the Company will either secure replacement of such Loans or properties in such a manner as to continue to maintain a portfolio of loans at least equal in value to the outstanding amount of the Bonds at any given time. At the option of the Company, if no such replacement Loans or properties are available, the Company may retain any excess capital in cash or cash equivalent accounts until such time as a replacement loan or property has been identified and acquired.

The Company will endeavor to make Loans on a fully collateralized basis, with the Loan being secured by a mortgage on real estate (“Collateral”) of the borrower. Our typical model is to never loan more than 60% of orderly liquidation value of the Collateral so that we endeavor to maintain a secured position in our Loans at all times. In rare circumstances, we may exceed said 60% threshold based on other factors relative to a particular Loan or borrower.

Automatic Rollover Provisions: The Bonds will all automatically roll over for successive periods on the identical terms to the original period, unless we call the Bond(s) or the holder of such Bond(s) provides 60 days written notice to the Company, on forms and in such manner as established by the Company from time to time, of the intent of the holder to have the respective Bond not rollover to a successive period, and instead elects to have the Bond paid at original maturity in accordance with its terms.

Discounts for Bonds Purchased by Certain Persons

We may pay reduced or no selling commissions in connection with the sale of the Bonds in this offering to:

●	Clients of an investment advisor registered under the Investment Advisers Act of 1940 or under applicable state securities laws (other than any registered investment advisor that is also registered as a broker-dealer, with the exception of clients who have “wrap” accounts which have asset-based fees with such dually registered investment advisor/broker-dealer);

●	Registered principals or representatives of our manager broker-dealer and selling group members;

●	Our employees and officers or the Company or the affiliates of any of the foregoing entities.

The net proceeds to us will not be affected by reducing or eliminating selling commissions, managing broker-dealer fee and/or wholesaling fee payable in connection with sales to or through the persons described above.

The Redeemable Preferred Stock Shares

We are offering Series A Preferred Membership Units in Legion Capital Corporation, (referred to herein as “Redeemable Preferred Stock” or “Shares”). Our management team has arbitrarily determined the selling price of the Redeemable Preferred Stock Shares and such price bears no relationship to our book or asset values, or to any other established criteria for valuing issued or outstanding Redeemable Preferred Stock.

The Redeemable Preferred Stock Shares are being offered with a 7.50% per annum dividend, when and as declared by our Board of Directors out of legally available funds, cumulative cash dividends on each share of Redeemable Preferred Stock. Dividends are payable in monthly installments on the first day of each month (or the next following business day thereafter in the event such date is not a business day). Dividends on each share of Redeemable Preferred Stock will begin accruing on, and will be cumulative from, the date of issuance and regardless of whether our Board of Directors declares and pays such dividends.

Holders of Redeemable Preferred Stock are eligible to receive an annual profit participation payment (“Profit Participation Payment”) in an amount between 0% and 10% of the annually audited net income (“Profit”) of Legion Finance, LLC. This Profit Participation Payment will be payable annually on or before April 15th only to current Redeemable Preferred Stockholders of record that have owned their Shares for a minimum of 9 months prior to April 15th (“Measuring Period). This profit participation shall be allocated and paid on a pro-rata basis as determined by:

(i)	The pro-rata percentage of dollar amount ownership of each individual Holder measured in relation to the total group (based on dollar amount) of Redeemable Preferred Stockholders of record during the Measuring Period ; and

(ii)	As further pro-rated and measured by the total dollar amount of Redeemable Preferred Stock held during any Measuring Period compared to the percentage dollar amount of bonds held during said Measuring Period.

The Profit Participation Payment will be anywhere from 0% of the Profit if $0 of Redeemable Preferred Stock is owned during the Measuring Period to as much as 10% of the Profit if $40 million of Redeemable Preferred Stock is owned during the Measuring Period, with the actual percentage being tied to the actual dollar amount of Redeemable Preferred Stock held in relation to the actual dollar amount of Bonds held during the Measuring Period.

We plan to use substantially all of the net proceeds from this offering to originate, acquire, and manage senior loans in the residential and commercial real estate marketplace. We may also use a portion of the net proceeds to pay fees to the Company or its affiliates, for working capital and for other general corporate purposes, as described in more detail below and above.

The Company will endeavor to make Loans on a fully collateralized basis, with the Loan being secured by a mortgage on real estate owned by the borrower. Our typical model is to never loan more than 60% of orderly liquidation value of the Collateral so that we endeavor to maintain a secured position in our Loans at all times. In rare circumstances, we may exceed said 60% threshold based on other factors relative to a particular Loan or borrower.

Our Company

Legion Capital Corporation (the “Company”), is a holding company with operating subsidiaries in the areas of commercial lending, real estate and real estate services, management and marketing.

Our subsidiary, Legion Finance, LLC, a Florida limited liability company was formed on December 19, 2019 to originate senior loans collateralized by residential and commercial real estate in the U.S. with a particular focus in the state of Florida. Our business plan is to originate, acquire and manage commercial real estate loans and other commercial real estate-related debt instruments. While adopting a local-first philosophy for real estate lending opportunities, our management team brings over 75 years of combined executive management experience in real estate finance, underwriting, commercial banking, marketing, and strategic advising experience. Our management team intends to actively participate in the servicing and operational oversight of our assets rather than relinquish those responsibilities to a third party.

Our investment objective is to preserve and protect our capital while producing attractive risk-adjusted returns generated from current income on our portfolio. Our investment strategy is to originate, acquire, and manage senior loans and to monetize real estate title, marketing, and management services affiliated with those loans.

Our principal executive offices are located at 301 Pine St E, suite 850, Orlando, FL 32801. For more information, please visit www.legioncapital.com. The information on, or otherwise accessible through this website does not constitute a part of this offering circular.

Management

Legion Capital Corporation will be the sole owner and Managing Member of Legion Finance, LLC for all purposes, under the terms and conditions set forth herein.

DESCRIPTION OF PROPERTY

We do not own any plants or facilities, we sublease our office space from a company owned by our Chairman and CEO, on a month to month basis as more specifically described in Footnote 13 to our Financial Statements attached to this Offering.

INVESTMENT APPROACH AND GUIDELINES

Our investment strategy is to originate short-term, high-yielding senior loans collateralized by income producing residential and commercial real estate assets to established and qualified real estate developers and operators at reasonable loan-to-value ratios which will be vetted through our underwriting process. We intend to focus on transactions that meet our underwriting risk parameters, but do not meet the typical conforming standards of traditional banks and lenders. We intend to follow the guidelines below while originating commercial loans:

Lien Position: We intend to originate loans where we will have a first/senior lien position. Except in rare circumstances, we do not intend to make junior or mezzanine loans.

Concentration: We intend for senior secured commercial real estate loans originated by us to generally range between $250,000 and $5,000,000. We will consider loans larger than $5,000,000 in a club deal or co-invest structure. We expect no loan or co-investment will exceed 15% of our capital, unless we are in our first 24 months of active operations or our management team determines that such an investment is in our best interest.

Assets Classes: We intend to originate loans secured by residential and commercial properties including, but not limited to, single family, multifamily, office, hospitality, industrial, mixed-use, manufactured housing, developable land, and or any combination thereof.

Geography: Although our initial focus will be on Florida based loans, we may originate loans secured by assets located in the top 200 Metropolitan Statistical Areas, or “MSAs,” within the United States, which is defined as one or more adjacent counties that have at least one urban core area of at least a population of 50,000, plus adjacent territory that has a high degree of social and economic integration as measured by commuting ties. While we intend to deploy a local-first investment strategy focusing on the state of Florida, opportunities will be evaluated in all of the top 200 MSAs. We do not intend to originate loans secured by assets in regions classified as agricultural or outside of the U.S. or its immediate territories.

Borrower Structure and Guarantee: We intend for the borrower of record to be a fully registered, active corporation or limited liability company. We do not intend to lend to individuals. At times, we will full or partial recourse from both the entity and its key principals to be standard for each loan.

We intend to record a security interest in all real property used as collateral for the loan, as well as a UCC-1 filing on all chattel and other borrower assets.

Loan-to-Value and Loan-to-Cost: We do not intend for the loan-to-value, or “LTV,” of the assets securing our loans to exceed 60% of the projected value in the case of a rehabilitation or sale price in the case of a purchase transaction. On occasion we may elect to exceed the 60% LTV if we believe the transaction circumstances warrant the additional risk.

Term: We intend that the loans originated or purchased by the Company will have terms of 12-36 months with varied options for extension which trigger additional borrower origination fees and higher interest rates.

Loan Fees & Interest Income: We intend to use all loan fees, origination fees, interest income and extension fees payable to us as a means to pay the debt service obligations on the Bonds.

Management Team

Our management team brings over 75 years of combined executive management experience in real estate finance, underwriting, commercial banking, marketing, and strategic advising experience. The Company employs a team of professionals with field experience implementing deal structuring strategies, terms, and operational efficiencies to create value.

Deal Flow

Our management team is well known in the industry and has cultivated meaningful relationships with banks, brokers and borrowers by establishing themselves as a key player for funding real estate investments which allows us to have a “first look” at these opportunities before deals are brought to the market. The deal flow network is constantly being expanded as this system is being implemented into other key markets for real estate opportunities. The principals of Legion have an intimate knowledge of our market. Deals that come into our deal flow are initially evaluated on location, asset type, collateral value, and asset quality. Deals that qualify then move through the process with strict adherence to multiple reviews in every phase of the process, including initial evaluation, due diligence, underwriting and closing. At the initial evaluation, exit strategies are discussed and defined with the borrowers and potential take out or refinance partners.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS (Legion Capital Corporation)

Results of Operations

During the 2017 and 2018 fiscal years, the Company grew its revenues from $942,487 in 2017 to $6,829,833 and reduced its operating loss (not including preferred dividends paid) from $3,519,476 in fiscal year 2017 to $3,296,482 in fiscal year 2018. For the six month periods ending June 30, 2017 and June 30, 2018 respectively, the Company had decreased revenue from $2,630,298 for June 30, 2018 to $2,133,734 for June 30, 2019, but we reduced our net loss (not including preferred dividends paid) during the same time periods, from $1,911,967 for the period ending June 30, 2018 to $1,248,286 for the period ending June 30, 2019. This improved profitability (reduced loss) is a result of our business becoming more streamlined as we focus on commercial lending and related service activities. We expect this trend to continue through the remainder of 2019 and into 2020 as we continue to grow our revenue base and gross operating profit while striving to maintain a more streamlined operating structure and attendant operating costs.

We experienced revenue from the sale of certain equity holdings we owned in certain projects in 2017 and 2018 of $20,000 and $1,695,182 respectively.

The foregoing equity sales were isolated in the sense that the Company no longer seeks to acquire an equity stake in the company it funds as a commercial lender, rather we make revenue based on interest, origination and due diligence fees, service fees and participation fees related to commercial loan transactions, therefore, we expect a trend of discontinued revenue associated with the sale of equity.

The following table summarizes our gross revenue, operating expenses, and net loss for the six months ended June 30, 2019 and June 30, 2018.

The table below sets forth line items from the Company’s unaudited consolidated Statements of Operations.

	June 30, 2019	June 30, 2018
		(restated)
Revenue
Management fees	$148	$-
Automotive sales and services	1,137,760	1,446,279
Due diligence fees	45,000	115,000
Interest income	422,539	586,518
Marketing fees	15,349	18,597
Origination fees	234,370	102,613
Other	278,568	361,291
	2,133,734	2,630,298

Less: cost of sales
Automotive sales and service	1,063,500	1,174,726

Gross profit	1,070,234	1,455,572

Expenses:
Selling expenses	(113,627)	(243,094)
Bad debt expense	-	(223,067)
General and administrative Expense	(1,612,363)	(2,653,146)

Operating loss	(655,756)	(1,663,735)

Other income (expense)
Interest expense	(592,530)	(250,338)
Other income	-	57,466
Loss on sale of assets	-	(55,360)

Total other income (expense)	(592,530)	(248,232)

Net loss	(1,248,286)	(1,911,967)

Less: Preferred membership units of subsidiary dividends	(396,945)	(402,527)

Net Loss - common shareholders	$(1,645,231)	$(2,314,494)

In 2017, our weighted average cost of funds was 10.05% per annum and in 2018 it was 8.88% per annum. In 2017 our weighted average yield on loans receivable was 13.61% per annum and in 2018 it was 11.18% per annum.

Six Months Ended June 30, 2019 compared with Six Months Ended June 30, 2018

Gross revenue: For the six month period ended June 30, 2019, gross revenue was $2,133,734, compared to $2,630,298 for the six month period ended June 30, 2018, a decrease of $496,564. This decrease was primarily due to decreased sales in our Dorman – Willis Motors, Inc. business for the relative periods.

Gross profit: The consolidated gross profit decreased by $385,338, or 26% from $1,455,572 to $1,070,234 from the six month period ended June 30, 2018 and June 30, 2019 respectively. This decrease in gross profit was primarily due to decreased automobile sales as well as a decrease in interest income in our lending business.

General and administrative: The consolidated general and administrative expenses decreased by $1,040,783 to $1,612,363 for the six months ended June 30, 2019 from $2,653,146 for the six months ended June 30, 2018. The decrease is primarily due to us streamlining portions of our business operations to focus on our core and most profitable and potentially profitable businesses.

Bad Debt Expense: Bad debt expense decreased by $223,067 to -0- for the six months ended June 30, 2019, from $223,067 for the six month period ended June 30, 2018.

Loss on sale of assets: The consolidated loss on sale of assets decreased by $55,360 to -0- or 100%, for the six months ended June 30, 2019 from $55,360 for the six months ended June 30, 2018.

Interest expense: The consolidated interest expense increased by $342,192 or 58% to $592,530 for the six months ended June 30, 2019 from $250,338 for the six months ended June 30, 2018. The increase is primarily due to the increase in the Company’s long-term debt.

Net loss: Net loss decreased by $663,681, or 35%, to $1,248,286 for the six months ended June 30, 2019 from a net loss of $1,911,967 for the six months ended June 30, 2018. The decrease in net loss is primarily due to our streamlined business focus and operations in 2019.

Liquidity and Capital Resources

As of June 30, 2019, we had a cash balance of $298,222. During the six months ended June 30, 2019, we used approximately $3,559,000 in cash for operating activities, were provided approximately $11,000 in cash from investing activities, and were provided with approximately $3,548,000 through financing activities.

Our primary uses of cash were for expanding our lending business by making new and increased loans, marketing and working capital. The main source of cash was from private debt issuance. The following trends are reasonably likely to result in a material decrease in our liquidity over the near to long term:

●	Continued expansion of our lending business by loaning out our capital on short and long term illiquid transactions,

●	Addition of administrative and sales personnel as the business grows,

●	Increases in advertising, public relations and sales promotions as we expand operations,

●	An increase in working capital requirements,

●	The cost of being a public reporting company and the continued increase in costs due to governmental compliance activities.

We expect to finance our operations primarily through our existing cash, our operational revenues and any future financing.  We expect to use both equity and debt financing from time to time. We have no limits on the amount of leverage we may employ. In general, we intend to pay debt service from operational cash flow, but we also expect to need to raise additional capital to meet our obligations and to fully implement our business plan. Potential future sources of capital include secured or unsecured financings from banks or other lenders, and additional debt and/or equity offerings. However, there is no assurance we will be able to obtain such capital on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet our capital needs. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, our operations would be materially negatively impacted.

Off Balance Sheet Arrangements

We do not have any off - balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, sales or expenses, results of operations, liquidity or capital expenditures, or capital resources that are material to an investment in our securities.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Directors and Executive Officers

The following table sets forth the name, age, and position of our executive officers and directors. Executive officers are elected annually by our Board of Directors.  Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.  Directors are elected annually by our shareholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Position
James S. Byrd, Jr.	60	Chairman, Chief Executive Officer
Paul Carrazzone	61	President, Director
Douglas S. Hackett	56	Chief Marketing Officer, Director

James S. Byrd, Jr (Chairman& CEO) Jim is a veteran corporate and securities attorney and venture capital executive. He has built, advised and managed numerous companies, from start up to publicly trading company in his distinguished 30-year career. Extensive experience in going public and venture capital transactions and has tried cases in both State and Federal Courts, as well as in front of FINRA, the Florida Supreme Court and the U.S. Court of Appeals. Chairman, CEO and Director of numerous private and public companies, including Vice Chairman of Success Magazine, N.Y. (1998-2000). During the past 5 years, Jim has held the following positions.

Legion Capital Corp. – Chairman and CEO – 2015-Present

Byrd & Byrd, PL – law firm – Partner/Owner 2012-2014

James S. Byrd, PA, - law firm 2014 – Present – Owner

Engage Mobility, Inc., - mobile technology company – 2012 – 2015 – Chairman and CEO

Jim has been a director of the above listed companies during the past 5 years.

Paul F. Carrazzone (President& Director) Paul Carrazzone has over 30 years’ experience in real estate transactions. His expertise ranges from lending to leasing, and from property management to ownership/development. Mr. Carrazzone began his career in commercial banking in which he had direct responsibility on loan transactions ranging from a few million dollars to over a billion dollars. In addition to developing and managing a specialized loan portfolio, Mr. Carrazzone also was a member of the bank’s real estate loan committee. Subsequent to his years in banking, Mr. Carrazzone has been an active investor and developer in various residential and commercial real estate projects. In the past few years prior to joining Legion, Mr. Carrazzone has focused much of his consulting, underwriting, and investment expertise on real estate projects in Florida.

In the last five years, Paul has been engaged in the following businesses:

2017 – 2019 Legion Capital Corporation, first as a consultant and was appointed President as of 2019.

2014 – 2019 Managing personal and family investments in the areas of real estate, land use, lending and related businesses.

Douglas S. Hackett (Director& CMO) Shane is a 25-year media, marketing and public company executive. Shane is widely renowned as a direct marketing expert having founded, built and managed multiple broadcast, technology, marketing and training companies. The current Chairman of the Board at Market Leverage, a previous Inc. 100 Advertising Firm and Fortune 5000 fastest growing company, Shane has also owned multiple radio stations and was the producer and creator of “Baseball Sunday with Joe Garagiola,” “Football Sunday” and “NBA Basketball Sunday. Shane has held the following positions in the last 5 years.

Legion Capital Corp. – CMO – 2015 – Present

Engage Mobility – President – 2012 – 2015

Market Leverage, LLC – marketing company – Chairman – 2012-Present

Heartland Soccer Association – Soccer Association – Director – 2012 – Present

Shane has been a director of the above listed companies during the past 5 years.

OPERATIONS

Our Lending Business

We typically deploy a three-tiered approach to our lending practice, as follows:

Legion makes a standard secured commercial loan to the project, secured by a first mortgage or lien on the asset or property. This secured loan is typically at no more than 60% loan to current appraised value, meaning we require the borrower to have at least 40% equity in the project.

We create revenue from the transaction in three (3) ways:

1.	Origination fees, due diligence fees, loan servicing fees and related services provided on a fee basis.

2.	Interest on the loan at the contracted interest rate.

3.	Participation fees in the property or project, typically on a per unit sale basis or other form of revenue sharing or success fee.

We recognize revenue associated with these various service fees and participation fees at the time such fees are deemed earned in accordance with the particular loan agreement with our borrower.

From an accounting standpoint, we have grouped the participation fees along with our due diligence fees, origination fees, management and marketing fees and other income on our income statement. In 2017 we earned participation fees of $237,145 and in 2018 we earned participation fees of $691,684.

Family Relationships

There are no family relationships among any of the directors and executive officers.

Involvement in Certain Legal Proceedings

Our directors and officers have not been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

To date, we have not adopted a code of business conduct and ethics for our management and employees. We intend to adopt one in the near future.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

Name and Principal Position	Year Ended	Salary ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James S. Byrd, Jr/CEO/Chairman	2018	$180,000	0	0	180,000
Douglas S. Hackett/CMO/Director	2018	$120,000	0	0	120,000
Paul Carrazzone	2018	$180,000	0	0	180,000

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings, no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors, executive officers, promoters or control persons during the past ten years.

Employment Agreements

We have not entered into employment agreements with any of our employees, officers and directors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

PRINCIPAL STOCKHOLDERS

The following table sets forth information as to the shares of common stock beneficially owned as of December 31, 2018 by (i) each person known to us to be the beneficial owner of more than 5% of our common stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group.  Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the Bonds of common stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, which generally means that shares of common stock subject to options currently exercisable or exercisable within 60 days of the date hereof are considered to be beneficially owned, including for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. The footnotes below indicate the amount of unvested options for each person in the table. None of these unvested options vest within 60 days of the date hereof.

Byrd & Company (James Byrd)	4,000,000
Douglas S. Hackett	4,000,000
Paul F. Carrazzone	2,000,000
Total of Officers and Directors as a Group	10,000,000

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company leases its office under a month to month lease with a company controlled by the Company CEO, for monthly payments of $5,319 plus sales tax and parking costs.

In January 2017, the Company signed an office lease in California, for a monthly rent of approximately $1,800. The lease expired In September 2018.

In 2018 and through June 30, 2019, the Company leased commercial property for the Dorman Willis automobile dealership at the rate of $2,500 per month, on a month to month basis. As of July 1, 2019, the Company no longer owned controlling interest in that business.

Rent expense for the above leases was $110,713 and $93,737 for the years ended December 31, 2018 and 2017, respectively.

On December 28, 2016, Legion Select Venture Fund, LLC (the “Fund”), a Fund managed by James Byrd, Joseph Hilton (“Hilton”) and Shane Hackett entered into asset purchase agreement, to acquire all assets of SOS Network, Inc.

As of March 21, 2017, Hilton Institute of Business, a wholly owned subsidiary of the Company, paid a total of $475,730 to the Fund, for 100% of the assets of the SOS business, and the Fund retained no interest in these assets.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2018, we have 2,503,067 million stock options outstanding in favor of BGA Holdings, LLC (managed by Joseph B. Hilton), as follows:

1,503,067 million at $1 per share, fully vested, 10 year term (subject to a 5 year lock up)

500,000 at $1.25 per share, not vested, 10 year term (subject to a 5 year lock up)

500,000 at $1.75 per share, not vested, 10 year term (subject to a 5 year lock up)

DESCRIPTION OF CAPITAL

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our articles of incorporation, as amended and our bylaws, as amended, which are included as exhibits to the registration statement of which this Offering Circular forms a part.

The following is a summary of the rights of our capital stock as provided in our articles of incorporation and bylaws. For more detailed information, please see our articles of incorporation and bylaws, which have been filed as exhibits to the offering statement of which this Offering Circular is a part.

Our authorized capital stock (Legion Capital Corporation) consists of 100,000,000 shares of common stock, par value $0 and 0 shares of preferred stock, par value $n/a. As of the date of this Offering Circular, there are 16,432,268 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Legion Capital Corporation Preferred Stock: Legion Capital has $40,000,000 of Series A Redeemable Preferred Stock authorized.

Limitations on Liability and Indemnification of Officers and Directors

Florida law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Florida law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be. Our articles of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Florida law.  We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities.  We currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.  In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

Transfer Agent

The transfer agent for our common stock is ClearTrust, LLC, and and we anticipate utilizing ClearTrust, LLC as transfer agent for the securities issued in this offering.

Experts

Our independent auditor is Rosenfield and Company PLLC

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the Bonds, but does not purport to be a complete analysis of all potential tax consequences. The discussion is based upon the Code, current, temporary and proposed U.S. Treasury regulations issued under the Code, or collectively the Treasury Regulations, the legislative history of the Code, IRS rulings, pronouncements, interpretations and practices, and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a Bondholder. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such Bondholder’s particular circumstances or to Bondholders subject to special rules, including, without limitation:

●	A broker-dealer or a dealer in securities or currencies;

●	An S corporation;

●	A bank, thrift or other financial institution;

●	A regulated investment company or a real estate investment trust;

●	An insurance company;

●	A tax-exempt organization;

●	A person subject to the alternative minimum tax provisions of the Code;

●	A person holding the Bonds or Redeemable Preferred Stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

●	A partnership or other pass-through entity;

●	A person deemed to sell the Bonds or Redeemable Preferred Stock under the constructive sale provisions of the Code;

●	A U.S. person whose “functional currency” is not the U.S. dollar; or

●	A U.S. expatriate or former long-term resident.

In addition, this discussion is limited to persons that purchase the Bonds or Redeemable Preferred Stock in this offering for cash and that hold the Bonds or Redeemable Preferred Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the effect of any applicable state, local, non-U.S. or other tax laws, including gift and estate tax laws.

As used herein, “U.S. Holder” means a beneficial owner of the Bonds or Redeemable Preferred Stock this is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the U.S.;

●	a corporation (or other entity treated as a corporation for US. Federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

●	an estate, the income of which is subject U.S. federal income tax regardless of its source; or

●	a trust (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S persons that have the authority to control all substantial decision of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds the Bonds or Redeemable Preferred Stock, the tax treatment of an owner of the entity generally will depend upon the status of the particular owner and the activities of the entity. If you are an owner of an entity treated as a partnership for U.S. federal income tax purposes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the Bonds or Redeemable Preferred Stock.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed herein. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Bonds or Redeemable Preferred Stock or that any such position would not be sustained.

LEGION CAPITAL CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 and DECEMBER 31, 2018

ROSENFIELD AND CO, PLLC (888) 556-1154 | INFO@ROSENFIELDANDCO.COM ROSENFIELDANDCO.COM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Legion Capital Corporation and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Legion Capital Corporation and Subsidiaries (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Other Matter

The financial statements of the Company, as of and for the year ended December 31, 2017, were restated for the matters discussed in Note 3 to the financial statements.

/s/ Rosenfield and Company, PLLC

We have served as the Company’s auditor since 2019.

New York, NY

October 17, 2019

FLORIDA NEW JERSEY NEW YORK

RSM US Alliance provides its members with access to resources of RSM US LLP. RSM US Alliance member firms are separate and independent businesses and legal entities that are responsible for their own acts and omissions, and each are separate and independent from RSM US LLP. RSM US LLP is the U.S. member firm of RSM International, a global network of independent audit, tax, and consulting firms. Members of RSM US Alliance have access to RSM International resources through RSM US LLP but are not member firms of RSM International. Visit rsmus.com/aboutus for more information regarding RSM US LLP and RSM International. The RSM™ brandmark is used under license by RSM US LLP. RSM US Alliance products and services are proprietary to RSM US LLP.

Legion Capital Corporation and Subsidiaries

Consolidated Balance Sheets

	December 31,	December 31,
	2018	2017
		(Restated)
Assets

Current assets:
Cash	$297,752	$2,598,709
Other receivables	406,525	355,819
Business loans receivable, net	9,366,197	4,244,075
Inventory	517,037	-
Prepaid expenses and other current asset	257,897	-

Total current assets	10,845,408	7,198,603

Property and equipment, net	120,680	13,861
Other intangible assets	2,382	7,549
Assets held for sale	-	387,723

Business loans receivable, net	5,317,278	2,613,552

Total assets	$16,285,748	$10,221,288

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued expense	$531,542	$64,148
Floor plan notes payable	453,784	-
Notes payable	5,416,563	425,000

Total current liabilities	6,401,889	489,148

Notes payable, less current portion	3,664,804	2,437,000

Total liabilities	10,066,693	2,926,148

Shareholders’ equity
Common stock, no par value, 100,000,000 shares authorized and 16,451,268 and 14,063,721 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	7,652,294	4,526,843
Deferred stock compensation	(314,188)	(314,188)
Additional paid in capital	983,188	1,083,188
Deficit	(8,811,022)	(4,709,486)

Legion Capital Corporation equity	(489,728)	586,357

Non-controlling interest - preferred stock of subsidiary	6,708,783	6,708,783

Total shareholders’ equity	6,219,055	7,295,140

Total liabilities and shareholders’ equity	$16,285,748	$10,221,288

See accompanying notes to consolidated financial statements.

Legion Capital Corporation and Subsidiaries

Consolidated Statements of Operations

	For the year ended December 31,
	2018	2017
		(Restated)
Revenue
Management fees	$19,626	$109,167
Automotive sales and services	2,936,804	-
Due diligence fees	180,000	20,000
Gain on sale of equity interest	1,796,076	-
Interest income	1,166,164	460,342
Marketing fees	95,786	230,000
Origination fees	255,487	8,591
Other	379,890	114,387
	6,829,833	942,487

Less: cost of sales
Automotive sales and services	2,467,162	-

Gross profit	4,362,671	942,487

Expenses:
Selling expenses	(426,297)	(496,683)
Bad debt expense	(2,551,821)	(139,617)
General and administrative expenses	(4,090,724)	(3,632,530)

Operating loss	(2,706,171)	(3,326,343)

Other income (expense):
Interest expense	(534,951)	(193,133)
Loss on sale of assets	(55,360)	-

Total other income (expense)	(590,311)	(193,133)

Net loss	(3,296,482)	(3,519,476)

Less: Preferred membership units of subsidiary

Dividends	(805,054)	(67,087)
Profit Sharing	-	(45,637)

Net loss – common shareholders	$(4,101,536)	$(3,632,200)

Net loss per common share – basic and diluted	$(0.26)	$(0.29)

Weighted averages shares outstanding – basic and diluted	15,698,196	12,543,427

See accompanying notes to consolidated financial statements.

Legion Capital Corporation and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

	No par value Common Stock		Deferred Stock	Additional Paid-		Non-controlling interest - preferred stock issued by
	Shares	Amount	Compensation	In Capital	Deficit	subsidiary	Total
December 31, 2016 (Restated)	11,745,300	$1,801,000	$(49,000)	$84,000	$(1,077,286)	$-	$758,714

Shares issued for cash	2,318,421	2,725,843	-	-	-	-	2,725,843

Stock compensation-options	-	-	(265,188)	999,188	-	-	734,000

Preferred membership units of subsidiary issued for notes receivable	-	-	-	-	-	6,708,783	6,708,783

Preferred membership units of subsidiary dividends and distributions	-	-	-	-	-	(112,724)	(112,724)

Net loss (restated)	-	-	-	-	(3,632,200)	112,724	(3,519,476)

December 31, 2017 (Restated)	14,063,721	4,526,843	(314,188)	1,083,188	(4,709,486)	6,708,783	7,295,140

Shares issued for cash	2,387,547	3,125,451	-	-	-	-	3,125,451

Repurchase of stock options	-	-	-	(100,000)	-	-	(100,000)

Preferred membership units of subsidiary dividends and distributions	-	-	-	-	-	(805,054)	(805,054)

Net loss	-	-	-	-	(4,101,536)	805,054	(3,296,482)

December 31, 2018	16,451,268	$7,652,294	$(314,188)	$983,188	$(8,811,022)	$6,708,783	$6,219,055

See accompanying notes to consolidated financial statements.

Legion Capital Corporation and Subsidiaries

Statements of Consolidated Cash Flow

	Year ended	Year ended
	December 31,	December 31,
	2018	2017
Operating activities
Net loss	$(3,296,482)	$(3,519,476)
Adjustments to reconcile net loss to net cash provided (used) in operating activities
Depreciation and amortization	10,047	8,123
Bad debt expense	2,551,821	139,617
Gain on sale of equity interest	(1,695,182)	-
Loss on sale of assets	55,360	-
Stock compensation - option	-	734,000
(Increase) decrease in:
Other receivables	(452,552)	(355,819)
Issuance of business loans receivable	(9,080,614)	(1,187,477)
Repayments of business loans receivable	545,308	-
Inventory	513,646	-
Prepaid expenses and other current assets	(241,465)	7,412
Increase (decrease) in:
Accounts payable and accrued expenses	338,638	6,509
Net cash used in operating activities	(10,751,475)	(4,167,111)
Investing activities
Cash from acquisition	-	899,016
Purchases of property and equipment	(6,599)	(12,337)
Proceeds from sale of assets	344,608	-
Assets held for sale	-	(383,393)
Net cash provided by investing activities	338,009	503,286
Financing activities
Proceeds from notes payable	6,454,367	1,939,500
Change in floor plan notes payable	(358,755)	-
Payments on notes payable	(235,000)	(149,500)
Proceeds from issuance of common stock	3,125,451	2,725,843
Repurchase of stock options	(68,500)	-
Preferred membership distributions - subsidiary	(805,054)	(67,087)
Net cash provided by financing activities	8,112,509	4,448,756
Net increase (decrease) in cash	(2,300,957)	784,931
Cash - beginning	2,598,709	1,813,778
Cash - ending	$297,752	$2,598,709

See accompanying notes to consolidated financial statements.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1: BUSINESS

As of January 1, 2017, all venture funds, including Legion High Yield Mortgage Fund I, LLC, Legion Select Venture Fund, LLC, and the LLC managers thereof, were sold and are no longer subsidiaries of the Company. There was effectively no gain or loss from this transaction.

As of February 28, 2017, Legion Wealth Advisors, LLC was sold and transferred to Paul Pfeifer, CEO thereof, and is no longer a subsidiary of the Company. There was effectively no gain or loss from this transaction.

Therefore, as of March 1, 2017, the Company is no longer a Registered Investment Advisor or Fund Company, and is now a holding company with operating subsidiaries as follows:

●	Hilton Institute of Business, LLC: Hilton Institute is a small business education, training and coaching company that teaches, coaches and mentors entrepreneurs and small business owners on how to start and grow a business, increase sales and revenues, and more effectively build and manage their business.

●	Legion Funding, LLC. Legion Funding is a small business finance company that provides direct financing for small business and real estate entrepreneurs through a number of direct lending programs such as commission advances, factoring, unsecured and secured credit lines and other forms of direct lending and finance.

●	Legion Management Group, LLC is a management company that provides management and consulting services to business owners in all areas of business and growth management, technology and corporate finance.

●	Legion Marketing, LLC is a marketing company that provides marketing services to portfolio companies and business units owned by the Company, as well as to third party companies on a fee or project basis.

●	In January 2017, the Company formed Pricepoint Finance, LLC for the purpose of financing automobile sales.

●	In January 2017, the Company formed Pricepoint Automotive, LLC for the purpose of acquiring and operating an automotive dealership.

●	On April 5, 2017, the Company formed Legion Title, LLC, a Florida Limited Liability Company, for the purpose of providing title and closing services for real estate and other transactions.

●	On September 28, 2017, the Company formed Legion Azalea, LLC as a wholly owned subsidiary to own an investment property in Florida, which was subsequently sold in 2018.

●	In November 2017, the Company formed Legion Select Holdings, LLC to own and hold certain secured notes receivable and business assets, and certain secured notes and business interests in exchange for the issuance of $6,708,783 of preferred membership units in Legion Select Holdings, LLC. No gain or loss occurred during the acquisition of these note receivable as they were acquired at cost.

●	In January 2018, the Company formed Hilton Blockchain Systems, LLC for the purpose of providing certain educational programs related to digital currency.

●	In February 2018, the Company formed Legion Bellaviva, LLC for the purpose of financing a real estate development project in Central Florida.

●	In March 2018, the Company formed Legion Transportation Group, LLC to operate and manage an automotive dealership.

●	In May 2018, the Company formed Legion Commercial Finance, LLC for the purpose of making loans to certain real estate development projects.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements of Legion Capital Corporation and its wholly-owned subsidiaries (collectively the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules of the Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of consolidated financial position presented have been reflected herein.

Principles of Consolidation

For the year ended December 31, 2018, the Company, Legion Capital Corporation and its subsidiaries Hilton Institute of Business, LLC, Legion Funding LLC, Legion Marketing, LLC, Legion Management Group, LLC, Legion Select Holdings, LLC, Legion Title LLC, Pricepoint Automotive, LLC, Pricepoint Finance, LLC, Hilton Blockchain Systems, LLC, Legion Bellaviva I, LLC, Legion Commercial Finance, LLC, and Legion Transportation Group, LLC, have been consolidated for financial statement purposes. All significant intercompany transactions and balances have been eliminated in consolidation.

For the year ended December 31, 2017, the Company, Legion Capital Corporation and its subsidiaries Hilton Institute of Business, LLC, Legion Funding LLC, Legion Marketing, LLC, Legion Management Group, LLC, Legion Select Holdings, LLC, Legion Title LLC, Pricepoint Automotive, LLC, Pricepoint Financing, LLC, and Legion Wealth Advisors have been consolidated for financial statement purposes. All significant intercompany transactions and balances have been eliminated in consolidation.

Reporting Segment

We are a holding company operating in one reportable segment, lending and related services within multiple industries. Every other aspect of our business is part of that core business.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with a maturity of three (3) months or less to be cash equivalents.

Cash accounts are insured at the Federal Deposit Insurance Corporation limits of $250,000 per bank. At times throughout the year, such bank balances may have exceeded the federally insured limit. As of December 31, 2017, approximately $1,500,000 of cash not insured.

Inventory

Inventory is stated at the lower of cost or net realizable value, under the first in first out method, and consists of cars and automotive parts and supplies.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Business Loans Receivable

In accordance with the guidance of ASC Topic 942, Financial Services - Depository and Lending, the Company reports loans and trade receivables not held for sale on the date of the consolidated financial statements at their outstanding principal balances, reduced by an allowance for loan losses. The allowance for loan losses was $664,901 and $139,617, as of December 31, 2018 and 2017, respectively.

The primary credit quality indicators are paired to changes in overall market/industry valuations as well as changes in more specific pledged collateral valuations to evaluate a performing and non-performing business loans receivable on an individual basis. Most portfolio loans are established with significant amounts of prepaid interest and are 1-2 years in duration. Business loans receivable are considered on non-accrual or past due status on an individual basis. When an asset or investment becomes distressed due to changes in industry valuation, business valuations and ability to generate cash flow or repay debt, each distressed or non-performing asset is evaluated on an individual case by case basis for restructuring and/or liquidation, and at that time an estimated allowance is recorded.

The Company reviews each loan and we update our market analysis, appraisals and other valuation information at the end of each accounting period and at the end of each accounting period the Company conducts a full review of all loans and their respective valuations internally.

The Company’s policy on our nonaccrual loans is as follows: (a) determine whether the principal balance of the loan will not be collectible; (b) if we deem the principal to be collectible (secured by collateral and/or guarantees), then the payment is first applied to late fees and other charges; (c) any amounts in excess of late fees and other charges are then applied to any interest that would be due and any remaining amount is applied to principal; (d) if the loan is deemed to not be collectible, then the payment is applied to principal.

Prior to entering into an agreement to modify any of our loans, we conduct a review and analysis of the current status of the loan and underlying collateral to determine whether such loan should be considered a troubled asset prior to modification. As we are primarily an asset-based lender, the main factor we analyze is the current value of the underlying collateral and whether we still consider the loan to be collectable, in accordance with its terms presently and as modified. As a lender, we consider a modification to be a troubled debt restructuring if a material portion of the original principal of the loan is forgiven.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation or amortization. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years. Leasehold improvements are amortized over the shorter of the expected useful lives of the related assets or the lease term.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intangible Assets

The Company accounts for its intangible assets in accordance with the authoritative guidance issued by the ASC Topic 350 - Goodwill and Other. Intangibles are valued at their fair market value and are amortized taking into account the character of the acquired intangible asset and the expected period of benefit. The Company evaluates intangible assets, at a minimum, on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated undiscounted future cash flows.

The cost of internally developing, maintaining and restoring intangible assets that are not specifically identifiable, that have indeterminate lives, or that are inherent in a continuing business and related to an entity as a whole, are recognized as an expense when incurred.

An intangible asset with a definite useful life is amortized; an intangible asset with an indefinite useful life is not amortized until its useful life is determined to be no longer indefinite. The remaining useful lives of intangible assets not being amortized are evaluated at least annually to determine whether events and circumstances continue to support an indefinite useful life.

There were no indications of impairment based on management’s assessment of these assets at December 31, 2018 and 2017. Factors we consider important that could trigger an impairment review include significant underperformance relative to historical or projected future operating results, significant changes in the manner of the use of the assets or the strategy for our overall business, and significant negative industry or economic trends. If current economic conditions worsen causing decreased revenues and increased costs, we may have to recognize an impairment charge to our intangible assets.

Long-Lived Assets

The Company reviews long-lived assets (primarily comprised of property, equipment and leasehold improvement, and assets held for sale) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the asset exceeds the fair value of the asset. As of December 31, 2018 and 2017, the Company did not recognize any impairment on its long-lived assets.

Revenue Recognition

The Company generates revenue from providing asset management services to clients. The Company recognizes revenue when the following criteria are met:

(1) There is persuasive evidence of an arrangement with a client.

(2) The agreed-upon services have been provided.

(3) Fees are fixed or determinable.

(4) Collection is probable.

A fixed percentage asset-based management fee is earned periodically for providing asset management services. These fees are generally recognized as revenue each period in accordance with the terms of the asset management contract.

Interest income is recognized on an accrual basis at the stated interest rate in the respective loan agreements.

Origination fees are paid by borrowers at closing and are recognized as a discount to the loan and recognized over the life of the loan. Due diligence and referral fees are deferred and recognized over the term of the notes receivable.

Fair Value of Financial Instruments

FASB ASC 825, Disclosure about Fair Value of Financial Instruments, requires disclosure of the fair value of financial instruments when it is practical to estimate. Management believes the carrying values of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable are reasonable estimates of their fair value because of their short-term nature and interest rates.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Equity-Based Compensation

The Company accounts for equity instruments issued to employees in accordance with the provisions of ASC 718 Stock Compensation (ASC 718). The computation of the expense associated with stock-based compensation requires the use of a valuation model. The FASB issued accounting guidance requires significant judgment and the use of estimates, particularly surrounding Black-Scholes assumptions such as stock price volatility, expected option lives, and expected option forfeiture rates, to value equity-based compensation. We currently use a Black-Scholes option pricing model to calculate the fair value of our stock options. We primarily use historical data to determine the assumptions to be used in the Black-Scholes model and have no reason to believe that future data is likely to differ materially from historical data. However, changes in the assumptions to reflect future stock price volatility and future stock award exercise experience could result in a change in the assumptions used to value awards in the future. This accounting guidance requires the recognition of the fair value of stock compensation in net income. Although every effort is made to ensure the accuracy of our estimates and assumptions, significant unanticipated changes in those estimates, interpretations and assumptions may result in recording stock compensation expense that may materially impact our financial statements for each respective reporting period.

Income Taxes

The Company accounts for income taxes under the provisions of ASC 740 “Accounting for Income Taxes,” which requires a company to first determine whether it is more likely than not (which is defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information. A tax position that meets this more likely than not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

Deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recognized when, based on the weight of all available evidence, it is considered more likely than not that all, or some portion, of the net deferred tax assets will not be realized. The Company evaluates its valuation allowance requirements based on projected future operations. When circumstances change and cause a change in management’s judgment about the recoverability of deferred tax assets, the impact of the change on the valuation is reflected in current income. Income tax expense has the sum of current income tax plus the change in deferred tax assets and liabilities.

Reclassifications

We have reclassified certain prior period amounts in the consolidated financial statements to conform to current period presentation.

Recently Issued Accounting Pronouncements

The Financial Accounting Standards Board has issued the following Accounting Standard Update (“ASU”) 2014-09 Revenue From Contracts with Customers, ASU No. 2016-01, Financial Instruments, ASU 2016-02, Leases, ASU 2016-13, Financial Instruments - Credit Losses, ASU No. 2016-15, Statement of Cash Flows.

Recent accounting pronouncements that the Company has adopted or that will be required to adopt in the future are summarized below.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2014-09 - Revenue From Contracts with Customers, which will supersede nearly all existing revenue recognition guidance under U.S. GAAP. The core principal of this ASU is that an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

This ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.

The original effective date for ASU 2014-09 would have required the Company to adopt beginning in its first quarter 2017. In July 2015, the FASB voted to amend ASU 2014-09 by approving a one-year deferral of the effective date as well as providing the option to early adopt the standard on the original effective date. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The Company does not expect its adoption of the new revenue standard will have a significant impact on its consolidated financial statements. Being an emerging growth company, the Company will adopt ASU 2014-09 in the first quarter of 2019 and apply the modified retrospective approach.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements (Continued)

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments - Overall (Subtopic 825- 10), Recognition and Measurement of Financial Assets and Financial Liabilities. The provisions of the update require equity investments to be measured at fair value with changes in fair value recognized in net income. However, an entity may choose to measure equity investments that do not have readily determinable fair values at cost minus impairment. The update also simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. It also eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities, and eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value for financial instruments measured at amortized cost on the balance sheet. ASU No. 2016-01 requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. It also requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments.

The update requires separate presentation of financial assets and financial liabilities by category and form on the balance sheet or the accompanying notes to the financial statements. In addition, the update clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. For an emerging growth company, the amendments in the update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The adoption of this ASU is not expected to have a material impact on the Company’s financial statements. The Company will adopt ASU No. 2016-01 on the January 1, 2019 financial statements and the interim periods during the year ending December 31, 2020.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), Conforming Amendments Related to Leases. This ASU amends the codification regarding leases in order to increase transparency and comparability. The ASU requires companies to recognize lease assets and liabilities on the balance sheet and disclose key information about leasing arrangements. A lessee would recognize a liability to make lease payments and a right-of-use asset representing its right to use the leased asset for the lease term. For an emerging growth company, the amendments in the update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The adoption of this ASU is not expected to have a material effect on the Company’s financial statements. The Company will adopt ASU No. 2016-02 on the December 31, 2020 financial statements and the interim periods during the year ending December 31, 2021.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. The amendments introduce an impairment model that is based on expected credit losses (“ECL”), rather than incurred losses, to estimate credit losses on certain types of financial instruments (ex. loans and held to maturity securities), including certain off-balance sheet financial instruments (ex. commitments to extend credit and standby letters of credit that are not unconditionally cancellable). The ECL should consider historical information, current information, and reasonable and supportable forecasts, including estimates of prepayments, over the contractual term. An entity must use judgment in determining the relevant information and estimation methods that are appropriate in its circumstances. Financial instruments with similar risk characteristics may be grouped together when estimating the ECL. The ASU also amends the current available for sale security impairment model for debt securities whereby credit losses relating to available for sale debt securities should be recorded through an allowance for credit losses. For an emerging growth company, the amendments in the update are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The amendments will be applied through a modified retrospective approach, resulting in a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The Company is currently planning for the implementation of this accounting standard. It is too early to assess the impact this guidance will have on the Company’s financial statements. The Company will adopt ASU No. 2016-13 on the December 31, 2021 financial statements and the interim periods during the year ending December 31, 2022.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The amendments in this ASU clarify the proper classification for certain cash receipts and cash payments, including clarification on debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, and proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, among others. For an emerging growth company, the amendments in the update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The adoption of this ASU is not expected to have a material effect on the Company’s financial statements. The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations. The Company will adopt ASU No. 2016-01 on the December 31, 2019 financial statements and the interim periods during the year ending December 31, 2020.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 3: ADJUSTMENTS TO PRIOR YEAR FINANCIAL STATEMENTS

The accompanying financial statements for 2017 have been restated to correct an error in which two companies, Pricepoint Automotive, LLC, and Pricepoint Financing, LLC, were omitted from the consolidation of Legion Capital Corporation and subsidiaries in 2017. The effect of the restatement was to increase assets and liabilities by $781,367 and $1,498,926, respectively. Additionally, accumulated deficit and the net loss increased by $717,559.

The accompanying financial statements for 2017 have been restated to write off amounts due from an unrelated party. The net effect of this write off decreased assets by $362,729, and increased both the accumulated deficit and net loss for the year in the amount of $362,729.

The accompanying financial statements for 2017 have been restated to reverse a write off of an amount due from an unrelated party. The net effect of this reversal increased assets and reduced both the accumulated deficit and net loss for the year in the amount of $276,674. In addition, the Company had stock options valued at the grant date, December 27, 2017. The valuation of the options decreased from $2,828,158 to $999,198 of additional paid in capital and the stock compensation expense was reduced from $2,828,158 to $734,000.

The accompanying financial statements for 2017 have been restated to write off amounts due from an unrelated party. The net effect of this write off was to decrease assets and increased both the accumulated deficit and net loss for the year in the amount of $171,958.

The accompanying financial statements for 2017 have been restated to correct an error to write off notes receivable deemed to be uncollectible. The net effect of this write off decreased assets and increased both the accumulated deficit and net loss for the year in the amount of $22,985.

The December 31, 2016 shares of common stock outstanding changed from 11,799,500 to 11,745,300 to correct an error.

Set forth below is a comparison table showing the differences between the original and restated financial information for the respective periods.

	As Originally		As Restated
	2017	Change	2017
Balance Sheet:

Total assets	10,962,882	(741,594)	10,221,288

Total liabilities	2,623,552	302,596	2,926,148

Additional paid in capital	2,891,058	(1,807,870)	1,083,188

Accumulated deficit	(5,738,603)	1,029,117	(4,709,486)

Statement of Operations:

General and administrative expenses	(5,568,460)	1,796,313	(3,772,147)

Net Loss	(4,661,317)	1,141,841	(3,519,476)

NOTE 4: LIQUIDITY AND GOING CONCERN

The Company has sustained recurring losses and negative cash flows from operations. Over the past year, the Company’s growth has been funded through a combination of debt and equity financing. As of December 31, 2018, the Company had approximately $298,000 of unrestricted cash. The Company continues to obtain debt and equity financing as well as grow its portfolio of notes receivable and therefore believes that, as a result, it currently has sufficient cash and financing commitments to meet its operating and funding requirements over the next year. However, the Company has experienced and continues to experience negative cash flows from operations, as well as an ongoing requirement for substantial additional capital investment. The Company expects that it will need to raise substantial additional capital to accomplish its business plan over the next several years. The Company expects to seek to obtain additional funding through a bank credit facility or private equity. There can be no assurance as to the availability or terms upon which such financing and capital might be available in the future.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 5: BUSINESS LOANS RECEIVABLE

Business loans receivable of $14,401,594 are secured, along with annual interest at rates from 8% to 25%, with maturity dates through December 2020. The balance of the allowance for credit losses as of December 31, 2018 and 2017 was $664,901 and $139,617, respectively. The following table summarizes the maturity dates:

Business loans receivable due on or before December 31, 2019	$10,208,393
Business loans receivable due after December 31, 2019	5,418,198
Gross business loans receivable	15,626,591
Less deferred interest and origination fees	(278,215)
Less allowance for credit losses	(664,901)
$14,683,475

The following table presents (a) impaired loans with specific allowances and the amount of such allowances and (b) loans not impaired as of December 31, 2018:

	Investment Value	Specific Allowance

December 31, 2018
Notes receivable with specific allowances – individually evaluated	$2,306,202	$664,901
Notes receivable without specific allowances – individually evaluated	13,320,389	-
Total	$15,626,591	$664,901

The following table presents our credit quality indicators as of December 31, 2018:

Investment Value
Performing loans	$13,320,389

Non-performing loans	$2,306,202

Total impaired loans	$2,306,202

NOTE 6: PROPERTY AND EQUIPMENT

The major classifications of property and equipment are summarized as follows:

	December 31,	December 31,
	2018	2017
Furniture and equipment	$83,416	$18,781
Vehicles	21,933	-
Leasehold improvements	25,131	-
Less accumulated depreciation	(9,800)	(4,920)

Property and equipment, net	$120,680	$13,861

Depreciation expense for the years ended December 31, 2018 and 2017, was $4,880 and $2,957, respectively.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 7: ASSET HELD FOR SALE

During 2017, the Company repossessed a property on which it had a mortgage receivable, and is being held for sale in the amount of $387,723. During the year ended December 31, 2018, the property was sold for a loss of $55,360.

NOTE 8: NOTES PAYABLE

As of December 31, 2018, the Company has unsecured Notes payable in the aggregate amount of $2,286,984 with interest at 1% to 13%, per annum for a period of 12 and 36 months.

As of December 31, 2018, the Company has secured Notes payable in the aggregate amount of $6,504,383 with interest at 4% to 12%, per annum for a period of 12 and 36 months.

As of December 31, 2018, the Company has notes with investors in the amount of $290,000. The majority of these notes are paid monthly interest of between 10% and 12%, per annum.

For the period ended December 31, 2017, the Company has unsecured Notes payable in the aggregate amount of $1,017,000 with monthly payments of interest only at varying rates between 6% and 12%, per annum with varying maturities of between 12 and 36 months.

For the period ended December 31, 2017, the Company issued secured notes payable in the aggregate amount of $1,845,000 with monthly payments of interest only at varying rates between 6% and 12%, per annum with varying maturities between 180 days and 36 months.

The weighted average interest rate for our notes payable, broken down by current and long-term portion is:

Current Portion 2017: 12%

Long Term Portion 2017: 9.9%

Current Portion 2018: 9.1%

Long Term Portion 2018: 8.2%

At December 31, 2017, the Company had secured notes payable in the amount of $1,845,000 and at December 31, 2018, the Company had secured notes payable in the amount of $6,504,383. These loans were secured by the underlying business loans receivable to the Company in the amount of $6,857,627 for December 31, 2017 and $14,683,476 for December 31, 2018. The outstanding secured notes payable are always 100% collateralized by business loans receivable.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 8: NOTES PAYABLE (CONTINUED)

The aggregate maturity on the notes payable as of December 31, 2018 are as follows:

2019	$5,416,563
2020	1,767,000
2021	1,667,804
2022	230,000
Total notes payable	9,081,367
Less current portion	5,416,563
Notes payable, long-term portion	$3,664,804

For the years ended December 31, 2018 and 2017, total interest expense on these notes’ payable was $467,585 and $193,133, respectively.

NOTE 9: FLOOR PLAN NOTES PAYABLE

At December 31, 2018 the Company has floor plan notes payable with banks totaling $453,784. The note is secured by the inventory of the Company and accrues interest at a rate of 5% per annum. Monthly payments relating to automobile sales are required monthly. The unpaid balance was due in March of 2019, and was subsequently satisfied by the Company.

The interest for the floor plan notes payable was $ 67,366 for the year ended December 31, 2018.

NOTE 10: SHAREHOLDERS’ EQUITY

For the years ended December 31, 2018 and 2017, the Company sold 2,387,547 and 2,318,421 shares of no par value common stock, respectively, and received $3,125,451 and $2,725,843, respectively. During 2018 and 2017, the common stock sold included shares as part of the Company’s Regulation A+ initial public offering of stock.

NOTE 11: STOCK OPTIONS

In November 2017, the Company granted 3 million stock options to BGA Holdings, LLC (BGA)(managed by Joseph B. Hilton). 2 million of these options were immediately vested with the remaining 1 million not being vested until and unless a 3 year employment agreement is entered into by Mr. Hilton. The options have a strike price and term as follows:

Option 1: 500,000 at $1.75 per share, not vested, 10 year term

Option 2: 500,000 at $1.25 per share, not vested, 10 year term

Option 3: 2,000,000 at $1.00 per share, fully vested, 10 year term

The weighted-average grant-date fair value of options granted during the year ended December 31, 2017 was $0.94. The options to Mr. Hilton’s company were issued in consideration of cancellation of 2 million shares previously agreed to be issued to Mr. Hilton’s company.

On June 27, 2018, the Company entered into a “Purchase of Stock Options and Lock Up Agreement” with BGA, in which the Company repurchased 496,333 shares of Option #3 above for $100,000. As consideration for the repurchase, a 5-year lock up period was added to the remaining shares of Option #3, and all shares of Options 1 & 2. The lock up period commenced December 27, 2017, and expires December 26, 2022, and BGA may not sell the remaining options or the shares underlying the options earlier than June 30, 2023. However, if certain conditions are not met by the Company, up to 5% of the options held by BGA may be sold in any 12-month period, subsequent to December 27, 2020.

The fair value of the Company’s common stock option grants is estimated using a Black-Scholes option pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the common stock options, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes option pricing model and based on actual experience. The assumptions used in the Black-Scholes option pricing model could materially affect compensation expense recorded in future periods.

The following range of assumptions in the Black-Scholes option pricing model was used to determine fair value of the options issued in November of 2017 and on June 27, 2018:

Expected Dividend Yield—The Company has never paid dividends and does not expect to pay dividends.

Risk-Free Interest Rate—The risk-free interest rate was based on the market yield currently available on United States Treasury securities with maturities approximately equal to the option’s expected term.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 11: STOCK OPTIONS (CONTINUED)

Expected Term—Expected term represents the period that the Company’s stock-based awards are expected to be outstanding. The Company’s assumptions about the expected term have been based on that of companies that have a similar industry, life cycle, revenue, and market capitalization and the historical data on employee exercises.

Expected Volatility—The expected volatility is based on the historical stock volatilities of several of the Company’s publicly listed comparable companies over a period equal to the expected terms of the options, as the Company does not have a long trading history.

Forfeiture Rate—The Company has not experienced significant exercise activity on stock options. The Company determines the expected term of its stock option awards issued using the simplified method. The simplified method assumes each vesting tranche of the award has a term equal to the midpoint between when the award vests and when the award expires.

Each of the inputs discussed above is subjective and generally requires significant management judgment. The Company utilizes the following inputs to calculate its options as of December 31, 2017, and June 27, 2018:

	Grant	Modification
	Date	Date
Volatility:	43%	35%
Expected terms (in years):	10	10
Risk Free Rate:	2.42%	2.83%

A summary of the option activity as of June 27, 2018 is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding at January 1, 2017	800,000		N/A
Granted	3,000,000	$1.17	N/A
Forfeited	800,000	$1.17	N/A
Outstanding at December 31, 2017	3,000,000	$1.17	10 years
Non-vested at December 31, 2017	1,000,000	$1.17	10 years
Vested at December 31, 2017	2,000,000	$1.17	10 years
Share options repurchased at June 27, 2018	496,933	$1.00	N/A
Outstanding at December 31, 2018	2,503,067	$1.25	9 years
Non-vested at December 31, 2018	1,000,000	$1.25	9 years
Vested at December 31, 2018	1,503,067	$1.25	9 years

Total stock compensation expense for the year ended December 31, 2017 was $734,000. The Company has subsequently had the stock options revalued on the modification date, and it was determined by management that an adjustment was not required relative to these stock options.

NOTE 12: INCOME TAXES

The Company did not provide any Federal and State income tax for the years ended December 31, 2018 and 2017, due to the Company’s net losses.

Deferred tax assets and liabilities reflect the effects of tax losses, credits and the future income tax effects of temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Future taxable income is expected to be subject a federal tax rate of 21% and a state tax rate of 5.5%.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 12: INCOME TAXES (CONTINUED)

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended December 31, 2018 and 2017:

	Year ended December 31
	2018	2017
Federal statutory rate	21.0%	34.0%
State statutory rate	4.3%	3.5%
Valuation allowance	(25.3)%	(37.5)%
Effective tax rate	0.0%	(0.0)%

As of December 31, 2018 and 2017, the Company had a deferred tax asset in the amount of $1,973,279 and $1,175,520, respectively. The Company had a valuation allowance of $1,973,279 and $1,175,520 as of December 31, 2018 and 2017, respectively. The valuation allowance increased by $797,759 and $949,020 during the years ended December 31, 2018 and 2017, respectively. The Company believes that such assets did not meet the more likely than not criteria to be recoverable through projected future profitable operations in the foreseeable future.

On December 22, 2017, the “Tax Cuts and Jobs Act” (the “Act”) was enacted. Under the provisions of the Act, the U.S. corporate tax rate decreased from 34% to 21% beginning in 2018. Accordingly, we have re-measured our deferred tax assets as of December 31, 2017. However, this re-measurement had no effect on the Company’s income tax expense as the Company provides a 100% valuation allowance on its deferred tax assets.

	December 31, 2018	December 31, 2017
Deferred taxes consist of:

Net Operating Loss Carryforward	$1,715,473	$1,170,662
Allowance for Doubtful Accounts	168,220	35,323
Cash Basis Tax Adjustments	89,586	(30,465)
Subtotal	1,973,279	1,175,520
Valuation allowance	(1,973,279)	(1,175,520)
Net deferred taxes	$-	$-

The Company’s net operating loss carry forward for income tax purposes as of December 31, 2018, was approximately $6,780,000 and may be offset against future taxable income through 2038. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited.

Effective January 1, 2007, the Company adopted FASB guidance that addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The FASB also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of December 31, 2018 and 2017, the Company does not have a liability for unrecognized tax benefits.

NOTE 13: LEASES

The Company leases its office under a month to month lease with a company controlled by the Company CEO, for monthly payments of $8,299 plus sales tax.

In January 2017, the Company signed an office lease in California, for a monthly rent of approximately $1,800. The lease expired In September 2018.

In 2018 and through June 30, 2019, the Company leased commercial property for the Dorman Willis automobile dealership at the rate of $2,500 per month, on a month to month basis. As of July 1, 2019, the Company no longer owned controlling interest in that business.

Rent expense for the above leases was $110,713 and $93,737 for the years ended December 31, 2018 and 2017, respectively.

NOTE 14: RELATED PARTY TRANSACTIONS

On December 28, 2016, Legion Select Venture Fund, LLC (the “Fund”), a Fund managed by James Byrd, Joseph Hilton (“Hilton”) and Shane Hackett entered into asset purchase agreement, to acquire all assets of SOS Network, Inc.

As of March 21, 2017, Hilton Institute of Business, a wholly owned subsidiary of the Company, paid a total of $475,730 to the Fund, for 100% of the assets of the SOS business, and the Fund retained no interest in these assets.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 15: ACQUISITIONS

On December 30, 2017, Legion Select Holdings, LLC acquired the assets of Legion Select Venture Fund, LLC in exchange for preferred membership units in Legion Select Holdings, LLC in the amount of $6,708,783. The preferred membership units earn a dividend of 12% payable monthly plus 25% of the net income from the assets acquired. The preferred membership units are presented as non-controlling interest in the financial statements.

Additionally, the acquisition caused a decrease in retained earnings of $322,969.

Effective as of January 1, 2018, the Company acquired all of the stock of Dorman - Willis Motors, Inc., an automobile dealership, and now owns that dealership. The Company formed Legion Transportation to own these automotive and other transportation assets. No cash was given for this acquisition, but the dealership was acquired subject to the business loan owed to Legion of $696,768. The purchase price allocation of Dorman-Willis Motors, Inc. of $696,768 consisted of cash of $42,436, accounts receivable of $399,667, inventory of $1,030,683, prepaid expenses of $16,432, fixed assets of $117,345, accounts payable of $97,256 and floorplan notes payable of $812,539.

On February 22, 2018, the Company acquired the rights to acquire a 100% interest in a maritime renovation and sales company and simultaneously sold said rights and said interest to a third party, and now holds a $1.7 million secured loan on the assets of that company and the buyer company. There was no gain or loss on the above referenced acquisition and simultaneous resale. A write off of this loan in the approximate amount of $792,000 was taken by the Company at December 31, 2018.

NOTE 16: SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the years ended December 31:

	2018	2017
Cash paid for interest	$534,951	$193,133

Cash paid for income taxes	$-	$-

Non-cash activities for the years ended December 31:

As mentioned in Note 15, in December of 2017 the Company acquired the assets of Legion Select Venture Fund, LLC in exchange for the issuance of preferred membership units. In exchange for $6,708,783 in preferred membership units, the Company obtained $899,016 of cash and $5,809,767 in notes receivable.

In 2018, the Company repurchased 496,933 of stock options for the amount of $100,000. As part of this transaction, the Company has accrued $31,500 that has not been paid. This amount has been included under the caption of “Accounts payable and accrued expense” as of December 31, 2018.

NOTE 17: SUBSEQUENT EVENTS

In preparing these financial statements, management has evaluated events and transactions for potential recognition or disclosure through October 17, 2019, the date the financial statements were available to be issued.

Subsequent to December 31, 2018, the Company has loaned the approximate sum of $3,800,000 in new or increased business loans and has borrowed approximately $4,700,000 as new notes payable to fund said business loans and for working capital. Interest on said notes payable ranges from 6% to 12% per annum.

In July 2019, the Company sold the shares and business known as Dorman Willis Motors, Inc. (“DWM”) to a newly formed entity, Legion Anderson Sales & Service, LLC (“LASS”). LASS is owned 50% by a third party operator and 50% by the Company. The Company no longer had majority control over DWM as of the sale to LASS.

In October 2019, LASS entered into an Asset Purchase Agreement to sell the remaining 50% of DWM to an entity owned entirely by unrelated third parties, with the Company retaining no ownership once that transaction is consummated. The Company will be paid the total sum of $600,000 for the business, with $300,000 paid at closing and the balance paid over time based on number of automobiles sold. The closing of such sale is conditioned upon approval by Fiat Chrysler Automobiles.

Legion Capital Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30, 2019	December 31, 2018
	(unaudited)
Assets

Current assets:
Cash	$298,222	$297,752
Other receivables	702,124	406,525
Business loans receivable, net	14,432,527	9,366,197
Inventory	536,216	517,037
Prepaid expenses and other current assets	773,099	257,897

Total current assets	16,742,188	10,845,408

Property and equipment, net	108,260	120,680
Other intangible assets	660	2,382
Business loans receivable, net	2,186,744	5,317,278

Total assets	$19,037,852	$16,285,748

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued expense	$984,156	$531,542
Floor plan notes payable	90,366	453,784
Notes payable	7,353,450	5,416,563

Total current liabilities	8,427,972	6,401,889

Notes payable, less current portion	6,194,806	3,664,804

Total liabilities	14,622,778	10,066,693

Shareholders’ equity
Common stock, no par value, 100,000,000 shares authorized and 16,432,268 and 16,451,268, shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	7,628,544	7,652,294
Deferred stock compensation	(314,188)	(314,188)
Additional paid in capital	983,188	983,188
Deficit	(10,456,253)	(8,811,022)

Legion Capital Corporation deficit	(2,158,709)	(489,728)

Non-controlling interest - preferred stock of subsidiary	6,573,783	6,708,783

Total shareholders’ equity	4,415,074	6,219,055

Total liabilities and shareholders’ equity	$19,037,852	$16,285,748

See accompanying notes to unaudited condensed consolidated financial statements.

Legion Capital Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

	June 30, 2019	June 30, 2018
		(restated)
Revenue
Management fees	$148	$-
Automotive sales and services	1,137,760	1,446,279
Due diligence fees	45,000	115,000
Interest income	422,539	586,518
Marketing fees	15,349	18,597
Origination fees	234,370	102,613
Other	278,568	361,291
	2,133,734	2,630,298

Less: cost of sales
Automotive sales and service	1,063,500	1,174,726

Gross profit	1,070,234	1,455,572

Expenses:
Selling expenses	(113,627)	(243,094)
Bad debt expense	-	(223,067)
General and administrative Expense	(1,612,363)	(2,653,146)

Operating loss	(655,756)	(1,663,735)

Other income (expense)
Interest expense	(592,530)	(250,338)
Other income	-	57,466
Loss on sale of assets	-	(55,360)

Total other income (expense)	(592,530)	(248,232)

Net loss	(1,248,286)	(1,911,967)

Less: Preferred membership units of subsidiary dividends	(396,945)	(402,527)

Net Loss - common shareholders	$(1,645,231)	$(2,314,494)

Net loss per common share - basic and diluted	$(0.10)	$(0.15)

Weighted average shares outstanding - basic and diluted	16,440,888	14,967,534

See accompanying notes to unaudited condensed consolidated financial statements.

Legion Capital Corporation and Subsidiaries

Condensed Consolidated Statement of Changes in Shareholders’ Equity

(unaudited)

	No par value common stock		Deferred Stock	Additional Paid-in		Non-controlling interest-preferred stock issued by
	Shares	Amount	Compensation	Capital	Deficit	subsidiary	Total

December 31, 2018	16,451,268	$7,652,294	$(314,188)	$983,188	$(8,811,022)	$6,708,783	$6,219,055

Shares repurchased for cash	(19,000)	(23,750)	-	-	-	-	(23,750)

Preferred membership units of subsidiary redeemed for cash	-	-	-	-	-	(135,000)	(135,000)

Preferred membership units of subsidiary dividends	-	-	-	-	-	(396,945)	(396,945)

Net loss	-	-	-	-	(1,645,231)	396,945	(1,248,286)

June 30, 2019	16,432,268	$7,628,544	$(314,188)	$983,188	$(10,456,253)	$6,573,783	$4,415,074

	No par value Common Stock		Deferred Stock	Additional Paid-in		Non-controlling interest-preferred stock issued by
	Shares	Amount	Compensation	Capital	Deficit	subsidiary	Total

December 31, 2017	14,063,721	$4,526,843	$(314,188)	$1,083,188	$(4,709,486)	$6,708,783	$7,295,140

Shares issued for Cash	2,220,280	2,767,850	-	-	-	-	2,767,850

Repurchase of stock options	-	-	-	(100,000)	-	-	(100,000)

Preferred membership units of subsidiary dividends	-	-	-	-	-	(402,527)	(402,527)

Net loss	-	-	-	-	(2,314,494)	402,527	(1,911,969)

June 30, 2018	16,284,001	$7,294,693	$(314,188)	$983,188	$(7,023,980)	$6,708,783	$7,648,494

See accompanying notes to unaudited condensed consolidated financial statements.

Legion Capital Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Six months ended June 30,
	2019	2018
		(restated)
Operating activities:
Net loss	$(1,248,286)	$(1,911,967)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	2,939	9,032
Bad debt expense	-	223,067
Loss on sale of equity interest	-	55,360
Change in operating assets and liabilities:
Other receivables	(295,599)	(60,094)
Issuance of business loans	(3,279,991)	(5,906,560)
Repayments of business loans	1,344,195	524,873
Inventory	(19,179)	272,951
Prepaid expenses and other current assets	(515,202)	(230,450)
Accounts payable and accrued expenses	452,614	537,162

Net cash from operating activities	(3,558,509)	(6,486,626)

Investing activities:
Purchase of property and equipment	(7,312)	-
Proceeds from sale of assets	18,515	344,608

Net cash from investing activities	11,203	344,608

Financing activities:
Proceeds from notes payable	5,313,995	2,477,884
Change in floor plan notes payable	(363,418)	(109,803)
Payments on notes payable	(847,106)	(104,628)
Proceeds issuance of common stock	-	2,767,850
Repurchase of common stock	(23,750)	-
Repurchase of preferred stock of subsidiary	(135,000)	-
Repurchase of stock options	-	(33,000)
Preferred membership distributions - subsidiaries	(396,945)	(402,527)

Net cash from financing activities	3,547,776	4,595,776

Net increase (decrease) in cash	470	(1,546,242)

Cash-beginning	297,752	2,598,709

Cash-ending	$298,222	$1,052,467

Supplemental data:

Interest paid	$592,530	$250,338

See accompanying notes to unaudited condensed consolidated financial statements.

Legion Capital Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

NOTE 1 - BUSINESS

As of January 1, 2017, all venture funds, including Legion High Yield Mortgage Fund I, LLC, Legion Select Venture Fund, LLC, and the LLC managers thereof, were sold and are no longer subsidiaries of the Company. There was effectively no gain or loss from this transaction.

As of February 28, 2017, Legion Wealth Advisors, LLC was sold and transferred to Paul Pfeifer, CEO thereof, and is no longer a subsidiary of the Company. There was effectively no gain or loss from this transaction.

As of November 18, 2019, the Company is now a holding company with operating subsidiaries as follows:

●	Legion Lending Group, LLC is a commercial lender to small and medium sized businesses and real estate developers and entrepreneurs. Legion Lending Group has several operating subsidiaries, including Legion Funding, LLC, Legion Commercial Finance, LLC, Legion BellaViva, LLC and Legion Lending III, LLC.

●	Legion Development Group, LLC is a real estate development company that has acquired and is developing residential and commercial property. Legion Development Group has several operating subsidiaries including Legion Lake Mary I, LLC and Legion Ajay, LLC.

●	Legion Management Group, LLC is a management company that provides management and consulting services to business owners in all areas of business and growth management, technology and corporate finance.

●	Legion Marketing, LLC is a marketing company that provides marketing services to portfolio companies and business units owned by the Company, as well as to third party companies on a fee or project basis.

●	Legion Title, LLC, a Florida Limited Liability Company, is a title and closing agency licensed in the State of Florida.

Legion Capital Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

●	In November 2017, the Company formed Legion Select Holdings, LLC (a subsidiary of Legion Lending Group, LLC) to own and hold certain secured notes receivable and business assets, and certain secured notes and business interests in exchange for the issuance of $6,708,783 of preferred membership units in Legion Select Holdings, LLC. No gain or loss occurred during the acquisition of these notes receivable as they were acquired at cost.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited condensed consolidated financial statements of Legion Capital Corporation and its wholly-owned subsidiaries (collectively the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules of the Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of consolidated financial position presented have been reflected herein. Interim results are not necessarily indicative of results to be expected for the full year. The information in this Form 1-SA should be read in conjunction with the information included in the Company’s annual report on Form 1-K for the year ended December 31, 2018.

Principles of Consolidation

For the period ended June 30 2019, the Company, Legion Capital Corporation and its subsidiaries Legion Development Group, LLC, Hilton Institute of Business, LLC, Legion Lending Group, LLC, Legion Funding LLC, Legion Marketing, LLC, Legion Management Group, LLC, Legion Select Holdings, LLC, Legion Title LLC, Pricepoint Automotive, LLC, Pricepoint Finance, LLC, Legion Bellaviva I, LLC, Legion Commercial Finance, LLC, and Legion Transportation Group, LLC, have been consolidated for financial statement purposes. All significant intercompany transactions and balances have been eliminated in consolidation.

For the year ended December 31, 2018, the Company, Legion Capital Corporation and its subsidiaries Hilton Institute of Business, LLC, Legion Funding LLC, Legion Marketing, LLC, Legion Management Group, LLC, Legion Select Holdings, LLC, Legion Title LLC, Pricepoint Automotive, LLC, Pricepoint Finance, LLC, Hilton Blockchain Systems, LLC, Legion Bellaviva I, LLC, Legion Commercial Finance, LLC, and Legion Transportation Group, LLC, have been consolidated for financial statement purposes. All significant intercompany transactions and balances have been eliminated in consolidation.

Legion Capital Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with a maturity of three (3) months or less to be cash equivalents.

Cash accounts are insured at the Federal Deposit Insurance Corporation limits of $250,000 per bank. At times throughout the year, such bank balances may have exceeded the federally insured limit. As of June 30, 2019, the Company had approximately $48,000 of cash that was not insured.

Inventory

Inventory is stated at the lower of cost or net realizable value, under the first in first out method, and consists of cars and automotive parts and supplies.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Business Loans Receivable

In accordance with the guidance of ASC Topic 942, Financial Services - Depository and Lending, the Company reports loans and trade receivables not held for sale on the date of the consolidated financial statements at their outstanding principal balances, reduced by an allowance for loan losses. The allowance for loan losses was $664,901, as of June 30, 2019 and December 31, 2018, respectively.

Portfolio Segments are primarily in real estate and transportation. The primary credit quality indicators are paired to changes in overall market/industry valuations as well as changes in more specific pledged collateral valuations to evaluate a performing and non-performing business loans receivable on an individual basis. Most portfolio loans are established with significant amounts of prepaid interest and are 1-2 years in duration. Business loans receivable are considered on non-accrual or past due status on an individual basis. When an asset or investment becomes distressed due to changes in industry valuation, business valuations and ability to generate cash flow or repay debt, each distressed or non-performing asset is evaluated on an individual case by case basis for restructuring and/or liquidation, and at that time an estimated allowance is recorded.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation or amortization. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years. Leasehold improvements are amortized over the shorter of the expected useful lives of the related assets or the lease term.

Legion Capital Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

Intangible Assets

The Company accounts for its intangible assets in accordance with the authoritative guidance issued by the ASC Topic 350 - Goodwill and Other. Intangibles are valued at their fair market value and are amortized taking into account the character of the acquired intangible asset and the expected period of benefit. The Company evaluates intangible assets, at a minimum, on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated undiscounted future cash flows.

The cost of internally developing, maintaining and restoring intangible assets that are not specifically identifiable, that have indeterminate lives, or that are inherent in a continuing business and related to an entity as a whole, are recognized as an expense when incurred.

An intangible asset with a definite useful life is amortized; an intangible asset with an indefinite useful life is not amortized until its useful life is determined to be no longer indefinite. The remaining useful lives of intangible assets not being amortized are evaluated at least annually to determine whether events and circumstances continue to support an indefinite useful life.

There were no indications of impairment based on management’s assessment of these assets at June 30, 2019 and December 31, 2018. Factors we consider important that could trigger an impairment review include significant underperformance relative to historical or projected future operating results, significant changes in the manner of the use of the assets or the strategy for our overall business, and significant negative industry or economic trends. If current economic conditions worsen causing decreased revenues and increased costs, we may have to recognize an impairment charge to our intangible assets.

Long-Lived Assets

The Company reviews long-lived assets (primarily comprised of property, equipment and leasehold improvement, and assets held for sale) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the asset exceeds the fair value of the asset. As of June 30, 2019 and December 31, 2018, the Company did not recognize any impairment on its long-lived assets.

Legion Capital Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

Revenue Recognition

Effective January 1, 2019, the Company adopted Accounting Standards Update ASU 2014-09, Revenue from contracts with Customers – Topic 606, and all subsequent ASUs that modified ASC 606. The Company has elected to apply the standard to all prior periods presented utilizing the full retrospective approach. The implementation of the new standard had no material impact on the measurement or recognition of revenue of current and prior periods presented.

As a result, no changes were made during the period related to these sources of revenue. The main types of noninterest income within the scope of the standard are as follows: Management, Marketing and Participation Fees charged to our clients or on our projects, as well as income from the sale of automobiles and services on automobiles. Revenue from monthly management, marketing and other services are recognized on a monthly basis over the term of the contract as the Company performs these services and has an unconditional right to the consideration.

The Company also has transaction fees related to specific transactions or activities resulting from a customer request or activity that includes participation fees in certain real estate development projects and are recognized at a defined point in time upon completion of the transaction, meeting contract milestones or at loan maturity, depending on the terms of the contract.

Fair Value of Financial Instruments

FASB ASC 825, Disclosure about Fair Value of Financial Instruments, requires disclosure of the fair value of financial instruments when it is practical to estimate. Management believes the carrying values of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable are reasonable estimates of their fair value because of their short-term nature and interest rates.

Legion Capital Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

Equity-Based Compensation

The Company accounts for equity instruments issued to employees in accordance with the provisions of ASC 718 Stock Compensation (ASC 718). The computation of the expense associated with stock-based compensation requires the use of a valuation model. The FASB issued accounting guidance requires significant judgment and the use of estimates, particularly surrounding Black-Scholes assumptions such as stock price volatility, expected option lives, and expected option forfeiture rates, to value equity-based compensation. We currently use a Black-Scholes option pricing model to calculate the fair value of our stock options. We primarily use historical data to determine the assumptions to be used in the Black-Scholes model and have no reason to believe that future data is likely to differ materially from historical data. However, changes in the assumptions to reflect future stock price volatility and future stock award exercise experience could result in a change in the assumptions used to value awards in the future. This accounting guidance requires the recognition of the fair value of stock compensation in net income. Although every effort is made to ensure the accuracy of our estimates and assumptions, significant unanticipated changes in those estimates, interpretations and assumptions may result in recording stock compensation expense that may materially impact our financial statements for each respective reporting period.

Income Taxes

The Company accounts for income taxes under the provisions of ASC 740 “Accounting for Income Taxes,” which requires a company to first determine whether it is more likely than not (which is defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information. A tax position that meets this more likely than not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

Deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recognized when, based on the weight of all available evidence, it is considered more likely than not that all, or some portion, of the net deferred tax assets will not be realized. The Company evaluates its valuation allowance requirements based on projected future operations. When circumstances change and cause a change in management’s judgment about the recoverability of deferred tax assets, the impact of the change on the valuation is reflected in current income. Income tax expense has the sum of current income tax plus the change in deferred tax assets and liabilities.

Reclassifications

We have reclassified certain prior period amounts in the consolidated financial statements to conform to current period presentation.

Legion Capital Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

Recently Issued Accounting Pronouncements

The Financial Accounting Standards Board has issued the following Accounting Standard Update (“ASU”) 2014-09 Revenue From Contracts with Customers, ASU No. 2016-01, Financial Instruments, ASU 2016-02, Leases, ASU 2016-13, Financial Instruments - Credit Losses, ASU No. 2016-15, Statement of Cash Flows.

Recent accounting pronouncements that the Company has adopted or that will be required to adopt in the future are summarized below.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2014-09 - Revenue From Contracts with Customers, which will supersede nearly all existing revenue recognition guidance under U.S. GAAP. The core principal of this ASU is that an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

This ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.

The original effective date for ASU 2014-09 would have required the Company to adopt beginning in its first quarter 2017. In July 2015, the FASB voted to amend ASU 2014-09 by approving a one-year deferral of the effective date as well as providing the option to early adopt the standard on the original effective date. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The Company adopted this standard utilizing the full retrospective approach which did not have a significant impact on its current and previous consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments - Overall (Subtopic 825- 10), Recognition and Measurement of Financial Assets and Financial Liabilities. The provisions of the update require equity investments to be measured at fair value with changes in fair value recognized in net income. However, an entity may choose to measure equity investments that do not have readily determinable fair values at cost minus impairment. The update also simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. It also eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities, and eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value for financial instruments measured at amortized cost on the balance sheet. ASU No. 2016-01 requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. It also requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments.

Legion Capital Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

Recently Issued Accounting Pronouncements (Continued)

The update requires separate presentation of financial assets and financial liabilities by category and form on the balance sheet or the accompanying notes to the financial statements. In addition, the update clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. For an emerging growth company, the amendments in the update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The adoption of this ASU did not have a material impact on the Company’s financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), Conforming Amendments Related to Leases. This ASU amends the codification regarding leases in order to increase transparency and comparability. The ASU requires companies to recognize lease assets and liabilities on the balance sheet and disclose key information about leasing arrangements. A lessee would recognize a liability to make lease payments and a right-of-use asset representing its right to use the leased asset for the lease term. For an emerging growth company, the amendments in the update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The adoption of this ASU is not expected to have a material effect on the Company’s financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. The amendments introduce an impairment model that is based on expected credit losses (“ECL”), rather than incurred losses, to estimate credit losses on certain types of financial instruments (ex. loans and held to maturity securities), including certain off-balance sheet financial instruments (ex. commitments to extend credit and standby letters of credit that are not unconditionally cancellable). The ECL should consider historical information, current information, and reasonable and supportable forecasts, including estimates of prepayments, over the contractual term. An entity must use judgment in determining the relevant information and estimation methods that are appropriate in its circumstances. Financial instruments with similar risk characteristics may be grouped together when estimating the ECL. The ASU also amends the current available for sale security impairment model for debt securities whereby credit losses relating to available for sale debt securities should be recorded through an allowance for credit losses. For an emerging growth company, the amendments in the update are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The amendments will be applied through a modified retrospective approach, resulting in a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The Company is currently planning for the implementation of this accounting standard. It is too early to assess the impact this guidance will have on the Company’s financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The amendments in this ASU clarify the proper classification for certain cash receipts and cash payments, including clarification on debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, and proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, among others. For an emerging growth company, the amendments in the update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The adoption of this ASU did not have a material effect on the Company’s financial statements.

The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Legion Capital Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

NOTE 3 – ADJUSTMENTS TO PRIOR YEAR FINANCIAL STATEMENTS

The accompanying financial statements for the period ended June 30, 2018 have been restated to correct errors related to incorrect revenue and expenses from related party entities and other incorrect entity reporting. The primary effect of the restatement was an increase in the net loss of approximately $1,000,000.

NOTE 4 - LIQUIDITY AND GOING CONCERN

The Company has sustained recurring losses and negative cash flows from operations. Over the past year, the Company’s growth has been funded through a combination of debt and equity financing. As of June 30, 2019, the Company had approximately $298,000 of unrestricted cash. The Company continues to obtain debt and equity financing as well as grow its portfolio of notes receivable and therefore believes that, as a result, it currently has sufficient cash and financing commitments to meet its operating and funding requirements over the next year. However, the Company has experienced and continues to experience negative cash flows from operations, as well as an ongoing requirement for substantial additional capital investment. The Company expects that it will need to raise substantial additional capital to accomplish its business plan over the next several years. The Company expects to seek to obtain additional funding through a bank credit facility, private debt or equity offerings or public debt or equity offerings. There can be no assurance as to the availability or terms upon which such financing and capital might be available in the future.

NOTE 5 - BUSINESS LOANS RECEIVABLE

Business loans receivable of $17,676,913 are secured, along with annual interest at rates from 8% to 25%, with maturity dates through December 2020. The balance of the allowance for credit losses as of June 30, 2019 and December 31, 2018 was $664,901, respectively. The following table summarizes the maturity dates:

Business loans receivable due on or before June 30, 2020	$15,440,480
Business loans receivable due after June 30, 2020	2,236,433
Gross business loans receivable	17,676,913
Less: deferred interest and origination fees	(392,741)
Less: allowance for credit losses	(664,901)
$16,619,271

The following table presents (a) impaired loans with specific allowances and the amount of such allowances and (b) loans not impaired as of June 30, 2019:

	Investment Value	Specific Allowance

Notes receivable with specific allowances – individually evaluated	$2,925,335	$664,901
Notes receivable without specific allowances – individually evaluated	14,751,578	-
Total	$17,676,913	$664,901

The following table presents our credit quality indicators as of December 31, 2018:

Investment Value
Performing loans	$14,751,578

Non-performing loans	$2,925,335

Total impaired loans	$2,925,335

Legion Capital Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

NOTE 6 - PROPERTY AND EQUIPMENT

The major classifications of property and equipment are summarized as follows:

	June 30,	December 31,
	2019	2018
Furniture and equipment	$90,728	$83,416
Vehicles	3,418	21,933
Leasehold improvements	25,131	25,131
Less accumulated depreciation	(11,017)	(9,800)

Property and equipment, net	$108,260	$120,680

Depreciation expense for the periods ended June 30, 2019 and 2018, was $1,217 and $6,448, respectively.

NOTE 7 - NOTES PAYABLE

As of June 30, 2019 and December 31, 2018, the Company has unsecured Notes payable in the aggregate amount of $2,615,591 and $2,286,984, respectively, with interest at 1% to 13%, per annum for a period of 12 and 36 months.

As of June 30, 2019 and December 31, 2018, the Company has secured Notes payable in the aggregate amount of $9,512,665 and $6,504,383, respectively, with interest at 4% to 12%, per annum for a period of 12 and 36 months.

As of June 30, 2019 and December 31, 2018, the Company has notes with investors in the amount of $1,420,000 and $290,000, respectively. The majority of these notes are paid monthly interest of between 10% and 12%, per annum.

The aggregate maturity on the notes payable as of June 30, 2019 are as follows:

Remainder of 2019	$4,814,450
2020	3,376,000
2021	1,659,804
2022	3,698,002
Total notes payable	13,548,256
Less current portion	7,353,450
Notes payable, long-term portion	$6,194,806

For the periods ended June 30, 2019 and 2018, total interest expense on these notes’ payable was $581,685 and $216,871, respectively.

Legion Capital Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

NOTE 8 - SHAREHOLDERS’ EQUITY

For the period ended June 30, 2019, the Company did not sell any common stock and repurchased 19,000 shares of no par value common stock for $23,750 and for the period ended June 30, 2018, the Company sold 2,220,280 shares of no par value common stock and received $2,767,850. During 2019 and 2018, the common stock activity included shares as part of the Company’s Regulation A+ initial public offering of stock.

NOTE 9 – FLOOR PLAN NOTES PAYABLE

At June 30, 2019 and December 31, 2018, the Company had floor plan notes payable with banks totaling $90,366 and $453,784, respectively. The notes are secured by the inventory of the Company and accrues interest at a rate of 5% per annum. Monthly payments relating to automobile sales are required monthly. The unpaid balance was due in March of 2019, and was subsequently satisfied by the Company.

The interest for the floor plan notes payable was $10,845 and $33,467 for the period ended June 30, 2019 and 2018, respectively.

NOTE 10 - STOCK OPTIONS

In November 2017, the Company granted 3 million stock options to BGA Holdings, LLC (BGA)(managed by Joseph B. Hilton). 2 million of these options were immediately vested with the remaining 1 million not being vested until and unless a 3 year employment agreement is entered into by Mr. Hilton. The options have a strike price and term as follows:

Option 1: 500,000 at $1.75 per share, not vested, 10 year term

Option 2: 500,000 at $1.25 per share, not vested, 10 year term

Option 3: 2,000,000 at $1.00 per share, fully vested, 10 year term

The weighted-average grant-date fair value of options granted during the year ended December 31, 2017 was $0.94. The options to Mr. Hilton’s company were issued in consideration of cancellation of 2 million shares previously agreed to be issued to Mr. Hilton’s company.

On June 27, 2018, the Company entered into a “Purchase of Stock Options and Lock Up Agreement” with BGA, in which the Company repurchased 496,333 shares of Option #3 above for $100,000. As consideration for the repurchase, a 5-year lock up period was added to the remaining shares of Option #3, and all shares of Options 1 & 2. The lock up period commenced December 27, 2017, and expires December 26, 2022, and BGA may not sell the remaining options or the shares underlying the options earlier than June 30, 2023. However, if certain conditions are not met by the Company, up to 5% of the options held by BGA may be sold in any 12-month period, subsequent to December 27, 2020.

The fair value of the Company’s common stock option grants is estimated using a Black-Scholes option pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the common stock options, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes option pricing model and based on actual experience. The assumptions used in the Black-Scholes option pricing model could materially affect compensation expense recorded in future periods.

The following range of assumptions in the Black-Scholes option pricing model was used to determine fair value of the options issued in November of 2017 and on June 27, 2018:

Expected Dividend Yield—The Company has never paid dividends and does not expect to pay dividends.

Risk-Free Interest Rate—The risk-free interest rate was based on the market yield currently available on United States Treasury securities with maturities approximately equal to the option’s expected term.

Expected Term—Expected term represents the period that the Company’s stock-based awards are expected to be outstanding. The Company’s assumptions about the expected term have been based on that of companies that have a similar industry, life cycle, revenue, and market capitalization and the historical data on employee exercises.

Expected Volatility—The expected volatility is based on the historical stock volatilities of several of the Company’s publicly listed comparable companies over a period equal to the expected terms of the options, as the Company does not have a long trading history.

Forfeiture Rate—The Company has not experienced significant exercise activity on stock options. The Company determines the expected term of its stock option awards issued using the simplified method. The simplified method assumes each vesting tranche of the award has a term equal to the midpoint between when the award vests and when the award expires.

Legion Capital Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

Each of the inputs discussed above is subjective and generally requires significant management judgment. The Company utilizes the following inputs to calculate its options as of December 31, 2017, and June 27, 2018:

	Grant	Modification
	Date	Date
Volatility:	43%	35%
Expected terms (in years):	10	10
Risk Free Rate:	2.42%	2.83%

A summary of the option activity is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Non-vested at December 31, 2017	1,000,000	$1.17	10 years
Vested at December 31, 2017	2,000,000	$1.17	10 years
Share options repurchased at June 27, 2018	(496,933)	$1.00	N/A
Outstanding at December 31, 2018 and June 30, 2019	2,503,067	$1.25	9 years
Non-vested at December 31, 2018	1,000,000	$1.25	9 years
Vested at December 31, 2018	1,503,067	$1.25	9 years

Non-vested at June 30, 2019	1,000,000	$1.25	8.5 years
Vested at June 30, 2019	1,503,067	$1.25	8.5 years

The Company did not have any stock compensation expense for the periods ended June 30, 2019 and 2018.

Legion Capital Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

NOTE 10 - INCOME TAXES

The Company did not provide any Federal and State income taxes for the six months ended June 30, 2019 and 2018, due to the Company’s net losses.

Deferred tax assets and liabilities reflect the effects of tax losses, credits and the future income tax effects of temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred taxes are also recognized for net operating losses that can be carried forward. Future taxable income is expected to be subject a federal tax rate of 21% and a state tax rate of 5.5%.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the six months ended June 30, 2019 and 2018:

	2019	2018
Federal statutory rate	21.0%	21.0%
State statutory rate	4.3%	4.3%
Valuation allowance	(25.3)%	(25.3)%
Effective tax rate	0.0%	(0.0)%

As of June 30, 2019 and December 31, 2018, the Company had a deferred tax asset in the amount of approximately $2,300,000 and $2,000,000, respectively. The Company had a valuation allowance of approximately $2,300,000 and $2,000,000 as of June 30, 2019 and December 31, 2018, respectively. The valuation allowance increased by approximately $300,000 during the period ended June 30, 2019. The Company believes that such assets did not meet the more likely than not criteria to be recoverable through projected future profitable operations in the foreseeable future.

On December 22, 2017, the “Tax Cuts and Jobs Act” (the “Act”) was enacted. Under the provisions of the Act, the U.S. corporate tax rate decreased from 34% to 21% beginning in 2018. Accordingly, we have re-measured our deferred tax assets as of December 31, 2017. However, this re-measurement had no effect on the Company’s income tax expense as the Company provides a 100% valuation allowance on its deferred tax assets.

	June 30, 2019	December 31, 2018
Deferred taxes consist of:

Net Operating Loss Carryforward	$2,030,105	$1,715,473
Allowance for Doubtful Accounts	168,220	168,220
Cash Basis Tax Adjustments	92,063	89,586
Subtotal	2,290,388	1,973,279
Valuation allowance	(2,290,388)	(1,973,279)
Net deferred taxes	$-	$-

The Company’s net operating loss carry forward for income tax purposes as of December 31, 2018, was approximately $6,780,000 of which approximately $3,300,000 can be carried forward indefinitely and the balance of approximately $3,480,000 may be offset against future taxable income through 2037. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited.

Effective January 1, 2007, the Company adopted FASB guidance that addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The FASB also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of June 30, 2019 and December 31, 2018, the Company does not have a liability for unrecognized tax benefits.

Legion Capital Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

NOTE 12 - RELATED PARTY TRANSACTIONS

On December 28, 2016, Legion Select Venture Fund, LLC (the “Fund”), a Fund managed by James Byrd, Joseph Hilton (“Hilton”) and Shane Hackett entered into asset purchase agreement, to acquire all assets of SOS Network, Inc.

As of March 21, 2017, Hilton Institute of Business, a wholly owned subsidiary of the Company, paid a total of $475,730 to the Fund, for 100% of the assets of the SOS business, and the Fund retained no interest in these assets.

NOTE 13 - ACQUISITIONS

On December 30, 2017, Legion Select Holdings, LLC acquired the assets of Legion Select Venture Fund, LLC in exchange for preferred membership units in Legion Select Holdings, LLC in the amount of $6,708,783. The preferred membership units earn a dividend of 12% payable monthly plus 25% of the net income from the assets acquired. The preferred membership units are presented as non-controlling interest in the financial statements.

Additionally, the acquisition caused a decrease in retained earnings of $322,969.

Effective as of January 1, 2018, the Company acquired all of the stock of Dorman - Willis Motors, Inc., an automobile dealership, and now owns that dealership. The Company formed Legion Transportation to own these automotive and other transportation assets. No cash was given for this acquisition, but the dealership was acquired subject to the business loan owed to Legion of $696,768. The purchase price allocation of Dorman-Willis Motors, Inc. of $696,768 consisted of cash of $42,436, accounts receivable of $399,667, inventory of $1,030,683, prepaid expenses of $16,432, fixed assets of $117,345, accounts payable of $97,256 and floorplan notes payable of $812,539.

On February 22, 2018, the Company acquired the rights to acquire a 100% interest in a maritime renovation and sales company and simultaneously sold said rights and said interest to a third party, and now holds a $1.7 million secured loan on the assets of that company and the buyer company. There was no gain or loss on the above referenced acquisition and simultaneous resale. A write off of this loan in the approximate amount of $792,000 was taken by the Company at December 31, 2018.

Legion Capital Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

NOTE 14 - SUBSEQUENT EVENTS

In preparing these financial statements, management has evaluated events and transactions for potential recognition or disclosure through January 24, 2020, the date the financial statements were available to be issued.

Subsequent to June 30, 2019, the Company has loaned the approximate sum of $1,080,000 in new or increased business loans (net of principal paybacks) and has borrowed approximately $ 1,970,000 as new notes payable to fund said business loans, potential new loans and for working capital. Interest on said notes payable ranges from 6% to 12% per annum.

In July 2019, the Company sold the shares and business known as Dorman Willis Motors, Inc. (“DWM”) to a newly formed entity, Legion Anderson Sales & Service, LLC (“LASS”). LASS is owned 50% by a third-party operator and 50% by the Company. The Company no longer has majority control over DWM as of the sale to LASS. As a result of this sale, the Company has discontinued the business of Legion Transportation Group, LLC and is in the process of winding down that business as well as the business of Pricepoint Automotive, LLC and Pricepoint Finance, LLC.

In October 2019, LASS entered into an Asset Purchase Agreement to sell the remaining 50% of DWM to an entity owned entirely by unrelated third parties, with the Company retaining no ownership once that transaction is consummated. The Company will be paid the total sum of $600,000 for the business, with $300,000 paid at closing and the balance paid over time based on the number of automobiles sold. The closing of such sale is conditioned upon approval by Fiat Chrysler Automobiles.

On November 3, 2019, the Company sold the assets of Hilton Institute of Business, LLC (“HIB”) to a Red Dirt Ventures, LLC, for the total consideration of assumption of the $500,000 note that HIB owes to certain lender investors, and for a share of future revenues. The Company is now in the process of winding down HIB.

PART III – EXHIBITS

Index to Exhibits

Exhibit No.	Description of Exhibit
2.1	Articles of Incorporation (incorporated by reference to Exhibit 2.1 to Amendment No. 2 to the Company’s Offering Statement on Form 1-A (File No. 024-10638) filed on April 3, 2017).
2.3	ByLaws(incorporated by reference to Exhibit 2.3 to Amendment No. 2 to the Company’s Offering Statement on Form 1-A (File No. 024-10638) filed on April 3, 2017).
11.1	Consent of Independent Registered Accounting Firm.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, Florida on February 18, 2020.

Legion Capital Corporation

By:	/s/ James Byrd, Jr.
James Byrd, Jr.
Chief Executive Officer

This offering statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas S. Hackett	Director	February 18, 2020
Douglas S. Hackett

/s/ James Byrd, Jr.	Chairman and CEO, Chief Financial	February 18, 2020
James Byrd, Jr.	Officer and Chief Accounting Officer

III-2